As filed with the Securities and Exchange Commission on March 16, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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GLOBAL PAYMENTS INC.
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Proxy Statement and Notice of 2023 Annual Meeting of Shareholders

April 27, 2023

March 16, 2023

Dear Colleagues, Customers, Partners and Shareholders:

The board of directors and officers of Global Payments Inc. invite you to attend our 2023 Annual Meeting of Shareholders. The meeting will be held on Thursday, April 27, 2023, at 9:00 a.m. Eastern Daylight Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, GA. At the annual meeting, shareholders will be asked to vote on five proposals set forth in the Notice of 2023 Annual Meeting of Shareholders and the proxy statement following this letter.

On behalf of the board and management, we thank you for your support of the company and for your continued investment in Global Payments. In that spirit, we thought it appropriate to share with you several of the most important areas in which the board focused its attention in 2022.

Financial and Operating Performance.

We delivered strong results in 2022 in what was an unprecedented year by nearly any measure - with heightened worldwide macroeconomic uncertainties caused by persistent inflation, dramatically rising interest rates, foreign exchange volatility, a war in Europe and lingering impacts from the pandemic. We enabled a record 64 billion transactions, culminating in a successful holiday season with multiple all time high peak days. We delivered a record performance in 2022.

Progress on Strategy.

At our Investor Conference in 2021, we outlined our four-pillared strategy and focus on a simpler model more geared toward our corporate customers with enhanced growth and margin prospects; we detailed our capital allocation priorities that balance building the leading technology-enabled, software-driven payments business worldwide with efficient return of capital; and we highlighted our commitment to advancing our strategic partnerships with leading global technology companies, investors and share gaining financial institutions to further expand our competitive moat.

We made great progress on our strategy in 2022. We anticipate closing the acquisition of EVO Payments (EVO) no later than the end of the first quarter of 2023. With EVO, we reinforce our position as the preeminent payments technology company with extensive scale and unmatched global reach. EVO enhances our target addressable markets, increases our leadership in integrated payments, expands our presence in new (and provides further scale in existing) geographies, and augments our B2B software and payments solutions. We look forward to welcoming EVO’s valued team members to the Global Payments family.

We also remain on track to close the divestiture of Netspend’s consumer business by the end of the first quarter 2023. We also entered into a definitive agreement to sell our Gaming Solutions business to Parthenon Capital Partners, which is consistent with our efforts to refine our portfolio to focus on our core corporate customers and away from consumer centric businesses. We also expect that sale to close by the end of the first quarter of 2023. These three transactions further our strategic objectives, simplify our businesses and provide us with enhanced confidence in our growth and margin targets.

Board of Directors.

In October 2022, Joseph H. Osnoss joined our board as an independent director. Mr. Osnoss is a Managing Partner of Silver Lake, a global technology investment firm, has decades of experience investing in technology companies, and brings highly relevant insights to the company. With his appointment, we have added six new director nominees in the last three and a half years.

Finally, on behalf of the board, we want to express our sincere appreciation to our Lead Independent Director, Kriss Cloninger III, who is departing our board at this year’s annual meeting after 15 years of combined service at Global Payments and TSYS. Kriss has made many significant contributions during his tenure, including his time as Lead Independent Director. Connie McDaniel is honored to have been elected by the board to succeed Kriss as Lead Independent Director.

Your vote is important to us, and we encourage you to read the proxy statement carefully and vote your shares per the instructions included herein. We are proud of our progress and achievements in 2022 and are encouraged by the opportunities 2023 presents.

We look forward to seeing you on April 27.

Sincerely,

Jeffrey S. Sloan	M. Troy Woods
Chief Executive Officer	Chairman of the Board

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, April 27, 2023, at 9:00 a.m. Eastern Daylight Time

Place	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, GA 31901

Items of Business

Voting Proposal	Board Recommendation
1. Elect the eleven directors nominated by our board of directors and named in the proxy statement. ● Our board is made up of directors with diverse skills, qualities, attributes and experiences.	FOR each director nominee

2.  Approve, on an advisory basis, the compensation of our named executive officers for 2022.

●   Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to Global Payments’ future success for the long-term benefit of shareholders and reward them for doing so.

FOR

3.  Approve, on an advisory basis, the frequency of every year for future advisory votes on the compensation of our named executive officers.

●   Say-on-pay advisory votes should be conducted each year so that our shareholders can annually express their views on our executive compensation program.

1 YEAR

4.  Ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

●   Deloitte & Touche LLP is an independent auditing firm with the required knowledge and experience to effectively audit the Company’s financial statements.

FOR

5.  Act upon advisory shareholder proposal on shareholder ratification of termination pay, if properly presented.

●   Global Payments’ executive compensation program is designed to ensure that the vast majority of our executives’ compensation is tied to the Company’s performance in the form of equity and therefore at risk, and provides reasonable, market competitive, appropriate and defined limits on post-termination compensation.

●   Over the course of our engagement with shareholders in 2022 and over many years, no shareholder provided feedback on, or sought changes to, our existing executive severance arrangements.

AGAINST

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	Close of business on March 3, 2023.

Vote Right Away

On March 16, 2023, we first mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on March 3, 2023 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote at the annual meeting if you attend the meeting. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Daylight Time, on April 26, 2023.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the proposals included herein in accordance with the recommendations by our board. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green

Senior Executive Vice President, General Counsel and Corporate Secretary

Proxy Statement Summary

We provide below highlights of certain information in this proxy statement. As it is only a summary, please refer to the complete proxy statement and the 2022 Annual Report before you vote. Information on the composition of our board of directors is presented based on data as of the 2023 annual shareholder meeting.

2023 Annual Meeting of Shareholders

Date and Time:	Thursday, April 27, 2023, at 9:00 a.m. Eastern Daylight Time

Place:	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, GA 31901

Record Date:	March 3, 2023

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number

1 – Election of Eleven Directors	FOR each nominee	23

2 – Advisory Vote on Compensation of Our Named Executive Officers (NEOs) (“say-on-pay” vote)	FOR	55

3 – Frequency on Say-on-Pay Vote	1 YEAR	93

4 – Ratification of the Reappointment of Our Independent Registered Public Accounting Firm	FOR	94

5 – Shareholder Proposal, if properly presented	AGAINST	97

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 1

Business Goals

Our vision, culture and values all align and provide the critical foundation needed to achieve our business goals:

Leading with technology and innovation to deepen our competitive advantages	Further scaling the four pillars of our strategy: software-driven focus, omnichannel expansion, exposure to faster growth markets and B2B payments	Delivering commerce enablement solutions globally to broaden our leading position as a sales-driven, product-led company	Providing frictionless, best-in-class customer experiences, and creating stickier, longer-term relationships	Nurturing our culture, values and Diversity, Equity and Inclusion (DEI) initiatives to attract, retain and motivate exceptional team members	Supporting our communities as a socially responsible company with purpose and understanding

General Information about the Company

Approximately 25,000 employees worldwide

Over 64 billion transactions

$8.98 billion in revenue in 2022

Over $3 billion in capital returned to shareholders in 2022

For a detailed discussion of our financial results for 2022, see our Annual Report on Form 10-K for the year ended December 31, 2022.

2 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Proxy Summary — Performance Highlights

We have demonstrated sustained market outperformance over the past 10 years and long-term investors have experienced significant shareholder value growth. A $100 investment in our Company on October 1, 2013 (when our current Chief Executive Officer was appointed), would have been worth $455 on 1/31/2023.

The graph compares the (i) total shareholder return (TSR) of the S&P 500 index and the S&P 500 Information Technology index, (ii) the TSR of our Company; and (iii) the composite average TSR of our peer group from October 1, 2013 through January 31, 2023.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 3

Proxy Summary — Board and Corporate Governance Highlights

2023 Director Nominees Overview

Upon the recommendation of the Governance and Nominating Committee, the board has nominated 11 directors for election at the annual meeting, each to hold office until our next annual meeting of shareholders and until his or her successor is duly elected and qualified or upon his or her earlier death, resignation or removal. Mr. Cloninger is not being re-nominated for election due to the mandatory age limit under our corporate governance guidelines. All of the nominees are currently serving as directors of the Company.

Name	Tenure	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Technology Committee

M. Troy Woods	3.5 Years	Chairman of the Board	Yes

Jeffrey S. Sloan	9 Years	Chief Executive Officer, Global Payments Inc.	No

Connie D. McDaniel Incoming Lead Independent Director	3.5 Years	Director, Virtus Mutual Fund Family	Yes

F. Thaddeus Arroyo	3.5 Years	Chief Strategy & Development Officer, AT&T, Inc.	Yes

Robert H.B. Baldwin, Jr.	7 Years	Former Vice Chairman, Heartland Payment Systems, Inc.	Yes

John G. Bruno	9 Years	President and Chief Operating Officer, Xerox Holdings Corporation	Yes

4 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Name	Tenure	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Technology Committee

Joia M. Johnson	3.5 Years	Former Chief Administrative Officer, Hanesbrands Inc.	Yes

Ruth Ann Marshall	16.5 Years	Former President of Americas, MasterCard International	Yes

Joseph H. Osnoss	0.4 years	Managing Partner, Silver Lake	Yes

William B. Plummer	6 Years	Former Executive Vice President & Chief Financial Officer, United Rentals Inc.	Yes

John T. Turner	3.5 Years	Chairman of the Board, W.C. Bradley Co.	Yes

Chair	Member

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 5

Director Nominee Demographics

5 year average tenure of the non- employee director nominees Below the 7.8 year of S&P 500 average[1]	50% of non-employee director nominees are racially/ethnically or gender diverse
6 new directors over the past 3.5 years [1] Source for S&P average 2022 Spencer Stuart Board Index	75% of committee chairs are diverse in gender and/or race/ethnicity

As we continue to broaden the diversity of our board, our board has committed to add at least one additional female director by the next annual meeting of shareholders, and over the last several months has been engaged in a robust search to actively seek out female candidates.

Director Qualifications

The board annually reviews directors’ skills and expertise to ensure the board represents a diverse skill set oriented to the historical and emerging needs of the business. The board has identified the following key qualifications and experience that are important to be represented on the board as a whole. Information regarding each nominee’s skills and qualifications can be found within their individual biographies on pages 24-34.

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⬛	Indicates representation of the qualification for director nominees.

Board and Corporate Governance Highlights

We have adopted leading governance practices that establish strong independent leadership in our boardroom and provide our shareholders with meaningful rights.

BOARD STRUCTURE AND INDEPENDENCE

●  Non-employee Chairman of the Board

●  Engaged and autonomous Lead Independent Director with specific duties and responsibilities, available to major shareholders

●  Ten out of eleven director nominees are non-employees

●  Nine out of eleven director nominees are independent

●  50% of non-employee director nominees and 75% of committee chairs are diverse in gender and/or race/ethnicity

●  Female incoming Lead Independent Director

●  Annual election of directors

●  Non-employee directors meet without management present

●  Independent directors meet without management and non-independent directors present

●  Each director attended 75% or more of the meetings of the board and the committees on which he or she served

●  Fully independent Audit, Compensation, Governance and Nominating, and Technology Committees

●  Diverse and highly skilled board that provides a range of viewpoints

SHAREHOLDER RIGHTS
● Proxy access for shareholders ● Majority voting for directors in uncontested elections	● No supermajority voting requirements ● 15% threshold for shareholders to call a special meeting
BOARD OVERSIGHT
● Board oversight of risk management ● Dedicated board meeting focused on Company strategy ● Proactive and strategic board and senior management succession planning

●  The Audit Committee oversees the integrity of the Company’s financial statements and legal and regulatory compliance

●  The Governance and Nominating Committee oversees Environmental, Social and Governance (ESG) matters

●  The Compensation Committee assists the board in its oversight of human capital management, diversity, equity and inclusion (DEI)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 7

STRONG TECHNOLOGY, CYBER SECURITY AND PRIVACY OVERSIGHT

●  The Technology Committee of the board oversees the Company’s Information Security Program and ERM exposure related to our technology and information security practices

●  Chief Information Security Officer (CISO) reports directly to the Technology Committee

●  Centralized Privacy Office, led by our Chief Privacy Officer, provides world-wide compliance support to project and technology teams with detailed privacy analysis

●  The Company’s Internal Privacy Policy, together with associated standards and procedures, provides a comprehensive compliance framework to inform and guide the handling of personal data within the organization.

●  Cyber-risk insurance policy in place aligns with our business objectives and customer expectations.

STRONG CORPORATE GOVERNANCE PRACTICES

●  Annual robust board and committee self-evaluations, including Chair interviews

●  Over-boarding restrictions

●  Significant stock ownership requirements for our NEOs, other members of senior management and directors

●  Mandatory board of directors retirement age of 75

●  Robust Code of Business Conduct and Ethics for directors

●  “Rooney-Rule” approach for seeking women and under-represented minority candidates to include in the initial pool from which board nominees are chosen

●  Annual Global Responsibility Report disclosing our performance, progress and strategy on key ESG topics and DEI targets

●  Net zero carbon emissions commitment by 2040

Proxy Summary — Shareholder Outreach

Shareholder Outreach

We believe in providing transparent and timely information to our investors. Our senior management, including our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, routinely provide information to and receive feedback from our investors in a wide variety of formats. We have a team of professionals in our Investor Relations department who are dedicated full time to respond to questions from shareholders and other stakeholders about the Company and its performance. The table below provides a snapshot of our ongoing engagement process and outcomes.

8 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Who We Engage:

- Institutional shareholders
- Sell-side analysts
- Retail shareholders and shareholder advocates
- Fixed income investors
- Proxy advisory firms

How We Engage:

- Quarterly earnings calls
- Investor conferences
- Annual shareholder meetings
- Investor roadshows, on-site visits and virtual meetings
- One-on-one meetings

How We Communicate:

- Annual report
- Proxy statement
- SEC filings
- Press releases
- Company website
- Investor presentations
- Global Responsibility Report

2022 Engagement:

- Our senior management presented at 16 sell-side hosted investor events and met with investors representing over 50% of our shares outstanding throughout the year to discuss the Company's performance and short and long-term strategic direction.
- We invited shareholders representing approximately 60% of our shares outstanding to discuss matters that were presented at our 2022 annual shareholder meeting, including the shareholder proposal on a 10% special meeting threshold and executive compensation.

What We Heard:

Shareholders' Right to Call a Special Meeting

- We found that a significant majority of the institutions with whom we engaged did not support a 10% special meeting threshold for the Company.
- Accordingly, after considering feedback from interested stakeholders, including our largest shareholders, in tandem with our board's and shareholders' shared concern that adopting a relatively low ownership requirement to call special meetings could result in misuse by enabling a small minority of shareholders to pursue narrow special interests that may not be in the best interests of all shareholders, our board determined to amend our bylaws and adopted a 15% special meeting threshold (from 25% previously).
- Our board also considered that, given existing ownership concentrations of the Company's stock, a very small number of shareholders, and at most times in the Company's recent history, a single shareholder alone, could satisfy the 10% threshold and use the right to advocate special interest agendas.
- Our board believes that it has struck an appropriate balance between providing shareholders meaningful governance rights and protecting against misuse of those rights. The 15% threshold gives shareholders a meaningful, market standard right to call a special meeting. In fact, only approximately 18% of the S&P 500 companies that provide shareholders the right to call a special meeting have a set threshold of 10% and approximately 30% of S&P 500 provide no right to shareholders to call a special meeting at all.

Executive Compensation

- At our 2022 annual meeting of shareholders, approximately 41% of our shareholders supported our advisory vote on executive compensation. The board was disappointed by the low level of support. The board takes our shareholders' input seriously and, during 2022, we engaged in a comprehensive outreach effort to better understand their concerns and answer their questions about our compensation program. We requested meetings with our largest 30 investors who own, in the aggregate, over 60% of our outstanding common stock and engaged with investors owning, in the aggregate, approximately 30% of our common stock.
- Shareholders appreciated meeting with the Chair of our Compensation Committee, Mr. Bruno, and discussing with him the Company's compensation philosophy.
- The Compensation Committee took this opportunity to perform a holistic review of our executive compensation program, and, balancing shareholder feedback, the Company's performance and a recommendation from our independent compensation consultant, F W Cook (FWC), determined to make several updates to our executive compensation program and enhance our related disclosures. See "Shareholder Say-On-Pay Vote for 2022" on page 58 for further detail on actions taken.

Actions Taken Following Shareholder Engagement:

What we learn through our ongoing engagements is regularly shared with our board and incorporated into our disclosures, plans and practices, as appropriate. Some of the actions we have taken that are informed by shareholder feedback over the last several years include:

- Adopted a 15% shareholder right to call a special meeting in 2023.
- Released our full EEO-1 report.
- Released our 2022 Global Responsibility Report (available on our website). We continue to enhance our ESG disclosure by sharing success in our communities, driving progress to meet our DEI and environmental goals and being a great place to work.
- Committed to net-zero emissions by 2040.
- Adopted proxy access
- See also "Shareholder Say-On-Pay Vote for 2022" on page 58 for a discussion of our 2022 compensation-related shareholder engagement and actions taken as result.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 9

Proxy Summary — Compensation Philosophy

Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to Global Payments’ future success for the long-term benefit of shareholders and team members and reward them for doing so. Accordingly, our board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief.

Compensation Practices

We Do:	We Do Not:

☑  Tie pay to financial and share price performance

☑  Employ robust goal-setting process to align goals with Company strategy

☑  Retain an independent compensation consultant

☑  Benchmark against our peer group

☑  Conduct an annual say-on-pay vote

☑  Adjust performance goals under our short-term incentive plan to reflect acquisition impacts

☑  Require Compensation Committee certification of performance results for purposes of NEOs’ compensation

☑  Employ “double-trigger” change-in-control compensation

☑  Have a clawback policy

☑  Impose minimum stock ownership thresholds and holding periods until such thresholds are met

☒  Provide for excise tax gross-ups

☒  Permit hedging or pledging of our stock

☒  Re-price or discount stock options or SARs

☒  Permit liberal share recycling or “net share counting” upon exercise of stock options or SARs

☒  Pay dividend equivalent rights on performance units (also referred to as PSUs herein)

☒  Provide excessive perquisites, benefits or severance benefits

How our Compensation Program Supports our Business Strategy

Core Component	Objective Features	Page
Base Salary	Base salaries are intended to provide compensation consistent with our NEOs’ responsibilities, experience and performance in relation to the marketplace.	63

Annual Cash Incentives	Our annual performance plan rewards short-term Company performance, while aligning the interests of our NEOs with those of our shareholders. Our annual cash incentives are based on annual financial performance objectives established by the Compensation Committee.	63

Performance Units	Performance units are performance-based restricted stock units that may convert into a number of unrestricted shares depending on the achievement of performance goals over a multi-year period. PSUs incentivize the achievement of long-term performance objectives to align our NEOs’ economic interests with those of our shareholders.	67
Stock Options	Stock options vest in equal installments on each of the first three anniversaries of the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	69
Restricted Stock	Restricted stock granted as part of our annual compensation program vests in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	69

10 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

2022 Compensation Highlights

The following charts show the mix of total target compensation in 2022 for our Chief Executive Officer and the average of the other NEOs (excluding Paul Todd, our former Chief Financial Officer, who as of June 30, 2022 retired from this position and subsequently left the Company, effective August 31, 2022), as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO Total Target Compensation	Other NEOs Total Target Compensation

*	Performance units are reflected at target allocation.

2023 Executive Compensation Program Changes

Following the 2022 say-on-pay advisory vote, the Compensation Committee made significant changes to our NEO compensation program that balanced stakeholder feedback, the Company’s performance, and a recommendation from our independent compensation consultant FWC. In February 2023, the Compensation Committee approved the following changes to the annual compensation of our NEOs that the Compensation Committee believes are responsive to shareholder feedback, while continuing to align pay with performance. These changes will go into effect for 2023 compensation awards.

●

Eliminated adjusted EPS as a duplicate metric between the short-term and long-term incentive plans by removing it from the short-term incentive plan. We undertook this action to avoid any confusion between a single adjusted EPS number set annually (under our short-term plan) versus a compounded three year adjusted EPS number (under our long-term incentive plan). Over the past few years, the Compensation Committee has measured adjusted EPS on an annual basis compounded over three years in the Company’s long-term incentive plan. Feedback from our shareholders supports the committee’s belief that this provides a strong incentive for sustained results over the long-term and we will continue to use a compounded adjusted EPS performance measure with a relative TSR modifier for the Company’s long-term incentive plan.

●	Set adjusted net revenue and adjusted operating margin as the sole and equally weighted metrics for the short-term incentive plan to reflect the removal of adjusted EPS from the plan.

●	Reduced the maximum payout opportunity for PSUs granted in 2023 from 400% of target to 200% of target to better align with competitive market practices.

See “2023 Short-Term Incentive Plan Changes” and “2023 Long-Term Incentive Plan Changes” on pages 63 and 66, respectively, for additional information.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 11

Global Citizen Responsibility

Global Payments recognizes its responsibility as a global corporate citizen to operate in a responsible and sustainable manner. We prioritize transparency in our actions and reporting, including reporting sustainability information using the Sustainability Accounting Standards (SASB) and Task Force on Climate-Related Financing Disclosures (TCFD) frameworks in our Global Responsibility Report. We have aligned our strategy and efforts to 12 of the 17 Sustainable Development Goals adopted in the 2030 Agenda for Sustainable Development by the United Nations.

In 2022, we published our annual Global Responsibility Report (which is not incorporated into this proxy statement), which sets forth our four Global Responsibility Pillars of Culture & Values, Environmental Sustainability, Community Impact and Corporate Responsibility. The following reflects a summary of these policies and recent initiatives.

12 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

ESG Governance

ESG Oversight

Our board oversees our ESG strategy and activities at both the full board and committee levels, with the Governance and Nominating Committee having formal oversight of the Company’s ESG activities, as reflected in the committee’s charter.

To advance our ESG initiatives, our ESG Steering Committee, a cross-functional management committee of the Company, reports to the Governance and Nominating Committee on ESG matters. The ESG Steering Committee serves as a central coordinating body facilitating our ESG strategy and reporting efforts. In addition, our Compensation Committee oversees our strategies and policies related to human capital management, and assists our full board with oversight with respect to our DEI efforts. Our Chief Human Resources Officer and Chief Diversity Officer report at least twice a year to the full board on DEI as a component of corporate culture.

2022 ESG Highlights

Throughout the year we made significant progress towards our ESG objectives. Some highlights across these strategies include:

☑ Published our annual Global Responsibility Report aligned with SASB and TCFD, documenting our progress on our ESG commitments and initiatives, and became a TCFD supporter.

☑ Expanded our disclosures for Scope 1 and Scope 2 greenhouse emissions and submitted to CDP for the first time, disclosing environmental impacts.

☑ Adopted a 15% threshold for shareholders to call a special meeting.

☑ Enhanced our workforce demographic disclosure with the publication of our consolidated U.S. Equal Employment Opportunity Commission (EEO-1) Report.

☑ Adopted the “Rooney Rule” approach, under which the board set forth in our corporate governance guidelines its commitment to seeking women and candidates from under-represented communities to include in the initial pool from which board nominees are chosen.

☑ Continued our strategic partnership with two outside executive search agencies specializing in diverse hiring for diverse leadership talent.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 13

☑ Achieved $169 million total spend in 2022 across 303 diverse suppliers in connection with our Supplier Diversity Program which was established to create mutually beneficial business relationships with diverse vendors that strengthen the communities in which we operate.

☑ Launched DEI Business Action Teams. These teams are championed by senior leaders within the Company and consist of cross functional employees to drive our DEI strategy and initiatives within a specific business unit, region or function to achieve our vision to be “Champions of Inclusion.”

☑ Launched a new Inclusion 365 Curriculum that focuses on ongoing DEI education for all team members through our Learning Management Software platform.

☑ Introduced a reverse mentoring program for the executive sponsors of our Employee Resource Groups (ERGs), which gives our leaders the opportunity to engage with team members and expand perspectives through open and honest conversations.

☑ Expanded our DEI footprint to include five ERGs. Our ERGs now consist of the Global Payments Somos Network, the Global Payments Pride Network, the Global Payments Onyx Network, the Global Payments Veterans Network and the Global Payments Women’s Network.

☑ Joined the Veterans Job Mission, a coalition of 250+ companies committed to hiring 1 million veterans and 200,000 military spouses.

☑ Partnered with Pathbuilders, a consulting firm based in Atlanta, GA. Together, we offer a series of interactions and opportunities that allow leaders to get to know and develop under-represented talent segments and to support and grow our next generation leaders. We implemented three accelerated leadership development programs to improve diverse talent in leadership roles.

Third-Party Recognition of our ESG Leadership

Recognized as one of the top 500 companies on Newsweek 2023 America’s Most Responsible Companies List.	Scored 100% on the Human Rights Campaign’s Corporate Equality Index, which is the national benchmarking tool on corporate policies and practices pertaining to LGBTQIA+ employees.

14 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Diversity, Equity and Inclusion

At Global Payments, our vision is to be “Champions of Inclusion.”

We are fully committed and focused on creating a better tomorrow in the communities in which we live and work. We all have a role to play in building an inclusive and diverse culture. Diversity, like rapidly evolving technology or globalization, is a business reality. Trends and changes in technology and global competition require constant adaptations. DEI is no different; it also carries implications for organizational effectiveness and competitiveness. We aspire to become the best versions of ourselves by creating an inclusive and collaborative environment where everyone feels welcomed and appreciated for their unique talents and perspectives. We are committed to addressing the ever-changing needs of our team members and holding ourselves accountable for finding new ways to improve our initiatives and set bigger, more impactful goals for our company.

We have also broadened our focus to include social and racial equity in our conversations to equip and empower our ERG leaders with the right tools and training to lead their networks. Our Chief Diversity Officer is charged with developing, implementing and enhancing our DEI efforts and leads a dedicated and specialized team to do so. Our Compensation Committee assists the Board in overseeing the Company’s DEI initiatives. In 2022, we launched a new “Inclusion 365” initiative to reinforce inclusion and belonging throughout the year, and help managers become champions of DEI.

To support the realization of our vision and demonstrate our commitment, we have established the following strategic objectives:

Diversity

Improve the
representation of
women and
minorities at all
levels of the
Company and
integrate veterans
and people with
disabilities by
driving talent
acquisition and
management
practices to
achieve results.

Accountability Hold leadership accountable for DEI goals and objectives through a data driven approach to assess progress.	Inclusive Capability Empower team members to adapt, and shift mindsets to create an inclusive and authentic culture.	Engagement Actively listen and engage with our team members and communities.	Communications Ensure that DEI initiatives, actions and results are transparent to all key stakeholders.	External Relations Engage various external stakeholder groups that support and serve Global Payments’ values and interests including our diverse suppliers.

Goals for DEI

Global Payments has set objective aspirational goals to increase the representation of female team members and people of color by 2025 as a focus of our commitment to DEI within our Company.

• Increase Female representation from 44% to 47%[1] (2020)	• Increase People of Color representation from 31% to 39%[2] (2020)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 15

• Increase Female Representation in Leadership[3] from 32% to 49%[4] (2020)	• Increase People of Color Representation in Leadership from 17% to 29%[5] (2020)

[1]	Female representation in global workforce.

[2]	People of color representation in U.S. workforce.

[3]	Leadership workforce is defined as director level and above.

[4]	Female representation in leadership roles in global workforce.

[5]	People of color representation in leadership roles in U.S. workforce.

Global Workforce Representation

Our Company has always prided itself on inclusiveness and embraces the diversity of its employees in all of our geographic regions. We currently do business in over 170 countries throughout North America, Europe, Asia Pacific and Latin America, with team members living and working in 38 of them. Our approximately 25,000-team member workforce represents approximately 80 nationalities and 18 natively spoken languages, with approximately 64% residing in the Americas, 16% residing in Europe and 20% residing in Asia Pacific.

In 2022, we made progress towards our goal to increase representation of female employees and employees from under-represented groups in leadership as follows:

Demographic data is based on Company records as of December 31, 2022

Talent Management and Retention

We place an emphasis on attracting and retaining premier and diverse team members. To that end, we have implemented programs and initiatives focused on enriching new hire experiences, developing team members through extensive training and professional development opportunities, including mentorship and leadership programs, promoting team members’ wellness and safety, providing flexible work arrangements and offering comprehensive and competitive benefits packages, including paid parental leave, team member assistance and savings and retirement programs. Furthermore, we celebrate and recognize the efforts of all of our team members through a combination of programs, including team appreciation activities and annual awards programs to honor top performers and notable contributors. Over the past several years, we have also made significant investments in modernizing our operating environments and technologies to include cloud-based systems and collaboration tools that support day-to-day execution.

Health and Well-being

The success of our business is connected to the well-being of our team members. Accordingly, we are committed to the health, safety and wellness of our team members worldwide, and we provide team members with various health and wellness programs and benefits, including employee education and assistance programs that focus on physical, financial, social and emotional resources.

16 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Employee Growth and Development

Our strategy to develop and retain the best talent includes an emphasis on team member development and training. We provide a variety of training and development opportunities to team members globally, including our online training platform that contains a vast array of tools and application resources for all team members to build learning experiences and skills. In order to help our team members strengthen the skills and behaviors needed for career advancement, our new performance management program enables team members to drive their development with a focus on growth, performance, and well-being through regular meetings with their leaders.

Environmental Sustainability

Global Payments is focused on minimizing our environmental footprint. We have prioritized areas where we believe we can make the most meaningful contribution, which include managing our energy consumption, limiting waste and conserving water across our facilities and data spaces globally.

The following are some highlights of our environmental sustainability program:

Net Zero Commitment

Global Payments recognizes the vital importance of the Paris Agreement and the effects climate change has on our planet and will work toward achieving net zero greenhouse gas emissions prior to 2040. Additionally, we partnered with VitalMetrics, the leader in environmental reporting services, to set a baseline for GHG emissions and develop an effective de-carbonization strategy. In 2022, we enhanced our disclosures for Scope 1 and Scope 2 greenhouse emissions to include owned, operationally controlled and leased facilities representing over 90% of our office space.

Reducing Facility Footprint

At the time of the merger with TSYS, we had a combined 242 office locations globally (including data centers). As part of the merger integration, we have closed over 85 offices to date.

Reducing Energy Usage

We are committed to enhancing energy efficiency across our facilities, including supporting renewable energy initiatives. Approximately 35% of our total building square footage is in certified green buildings. With respect to our existing spaces, we are actively implementing a global environmental strategy, including measuring and determining a baseline for GHG emissions in order to set interim and long-term reduction targets, engaging with landlords and property managers to advocate for environmentally friendly practices in our offices and other facilities, and working with data center providers to collect and analyze data on their energy, emissions, and water footprints.

Conserving Water and Managing Waste

We actively manage our water usage and have implemented conservation practices across our global office footprint, including efficient and low-flow plumbing systems, water reuse, and water-efficient landscaping. We have implemented recycling initiatives to limit what we send to landfills and have a formal destruction of data policy to minimize e-waste. In all of our larger offices, our physical recycling policies extend to plastics and glass.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 17

Environmental Sustainability

Data Space Initiatives

In the U.S., we are actively working to consolidate our data space footprint and are committed to evaluating the environmental impact and green efforts of the facilities where we lease storage capacity. Our largest data centers, which account for the majority of our domestic storage, have a number of green initiatives in place, including renewable power systems and rainwater harvesting and reclamation programs. With the acceleration of our cloud partnerships with Amazon Web Services and Google, the current target is to move to three total physical data centers within the next four to five years.

Providing Alternative Transportation

As part of our effort to reduce our carbon footprint, all of our U.S. and a majority of our international offices are located close to public transit. We have electric vehicle charging stations within the grounds of our Columbus campus, our largest owned facility. In addition, many of our other facilities, including the leased co-headquarters in Atlanta, have access to charging stations.

Learn More about ESG Matters

For more information about our ESG activities, please refer to our 2022 Global Responsibility Report available on our website. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

18 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our Company for use at the 2023 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held on Thursday, April 27, 2023 at 9:00 a.m., Eastern Daylight Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR proposals 1, 2, and 4, FOR 1 YEAR for proposal 3, and AGAINST proposal 5, the shareholder proposal.

•	Proposal 1: Election of each of the eleven directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of the NEOs for 2022. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Approval to hold an advisory vote on executive compensation every year (1 year).

•	Proposal 4: Ratification of the reappointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2023.

•	Proposal 5: Advisory vote on a shareholder proposal.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 19

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting. You may revoke your proxy before it is exercised in any of the following ways:

•

Deliver written notice of revocation to our Corporate Secretary at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•

Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Daylight Time, on April 26, 2023, the day before the annual meeting.

•	Change your vote at the meeting.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on March 3, 2023 are entitled to vote at the annual meeting. On that date, there were 263,784,407 shares of common stock issued and outstanding, held by approximately 12,612 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be represented either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal.

Item of Business	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non- Vote

1: Election of directors	FOR each director nominee	Majority of votes cast	None	None

2: Say-on-pay	FOR	Majority of votes cast	None	None

3: Frequency on say-on-pay (1 year)	FOR 1 year	Majority of votes cast	None	None

4: Ratification of reappointment of Deloitte	FOR	Majority of votes cast	None	Not applicable

5: Shareholder proposal, if properly presented	AGAINST	Majority of votes cast	None	None

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

20 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent registered public accounting firm. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but will not affect the outcome of the vote on any proposal.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will also receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting

Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8):    SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2024 annual shareholder meeting must be received by our Corporate Secretary no later than November 17, 2023, which is 120 days before the one year anniversary of the mailing of this proxy statement.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access):    Our bylaws permit a shareholder (or a group of no more than 20 shareholders) owning 3% or more of our common stock continuously for at least three years to nominate up to an aggregate limit of two candidates or 20% of our board (whichever is greater) for inclusion in our proxy statement. Notice of such nominees must be received no earlier than October 18, 2023 and no later than close of business on November 17, 2023.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 21

Other Business Proposals/Director Nominees:    Our bylaws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in next year’s proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2024 annual shareholder meeting submitted under these bylaw provisions must be received by our Corporate Secretary between October 18, 2023 and November 17, 2023. Special notice provisions apply under the bylaws if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date.

Universal Proxy Rules:    In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for consideration at the 2024 annual shareholder meeting must provide notice that sets forth the information acquired by Rule 14a-19 under the Exchange Act no later than November 17, 2023, which is 120 days before the one year anniversary of the mailing of this proxy statement.

Our Corporate Secretary address is: 3550 Lenox Road, Suite 3000, Atlanta, GA 30326. Notice must include the information required by our bylaws, which are available without charge upon written request to our Corporate Secretary.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements as defined in the Exchange Act and is subject to the safe harbors created therein. The forward-looking statements contained herein are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “committed,” “ensure,” or the negative of these terms or other similar expressions. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. Accordingly, our future plans and expectations may not be achieved and our results could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our most recent Annual Report on Form 10-K and in other documents that we file with the SEC. We undertake no responsibility to publicly update or revise any forward-looking statement, except as required by law.

22 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Proposal One: Election of Directors for a One-Year Term

2023 Nominees for Directors

Our board currently has twelve members. Eleven of our directors are standing for re-election to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Following his successful multi-year tenure on our board and the board of TSYS, including his current service as Lead Independent Director of the Company, and given director age limitations under our corporate governance guidelines, Kriss Cloninger III was not re-nominated for election to the board.

Upon the recommendation of the Governance and Nominating Committee, the board has nominated each of the eleven nominees identified on the following pages for election. Each nominee is currently a director of Global Payments and has agreed to serve as a director if elected. Proxies cannot be voted for a greater number of persons than the nominees named.

Our board believes that the skills, experience and personal qualities of the director nominees, as described below, will continue to contribute to an effective and well-functioning board. Included in each director nominee’s biography is a description of select key qualifications and experience that led the board to conclude that each nominee is qualified to serve as a member of the board. All biographical information below is as of the date hereof. For information on the factors the board considers when evaluating candidates for nomination, see “Board and Corporate Governance — Board Membership Criteria” on page 38.

Election Process

The Company has a majority voting standard to elect directors in uncontested elections of directors, such as this election. Under the majority voting standard, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director will continue to serve as a “holdover director,” but is required to tender his or her resignation to the board. If the tendered resignation does not expressly require acceptance by the board, the resignation will become effective immediately, or upon the date set forth in the resignation, and there will be a vacancy on the board upon the effective date of the resignation. If the tendered resignation specifies that it is not effective until accepted by the board, the board has the discretion to accept or reject the resignation. In such a case, the Governance and Nominating Committee will promptly consider the tendered resignation and recommend to the board whether to accept or reject the tendered resignation. The Company will publicly disclose the board’s decision within 90 days from the date of the certification of the election results.

In each case, the director nominee, if elected, will serve a shorter term in the event of his or her resignation, retirement, disqualification, or removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select, subject to the guidelines set forth above. The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the eleven nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 23

  Director Nominee Biographies

M. Troy Woods Chairman of the Board
Age: 71	Committee(s): ● None	Current Public Company Directorship(s): ● None
Director Since: 2019	Other Public Company Directorship(s) in the Past Five Years: ● Total System Services, Inc. (TSYS)
Race/Ethnicity: White

Select Professional and Community Contributions:

●  Member, board of directors of the YMCA of Metropolitan Columbus, GA, a youth organization that offers programs to support youth development

●  Member, Business Roundtable, a non-profit association of executives of major US companies

Skills and Qualifications:

●  Knowledge and expertise in the payments and financial services industry through 30-year career at TSYS, including service as Chairman, President and CEO

●  Extensive valuable core business knowledge from overseeing all operations and performance at TSYS

●  Strong organizational, leadership and risk management skills

●  Significant experience with business diversification, capital allocation and international expansion

Career Highlights:

●  Former Chairman, President and Chief Executive Officer of TSYS (2014 — 2019); President and Chief Operating Officer (2003 — 2014); Executive Vice President (1995 — 2003); Vice President (1987 — 1995)

24 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Jeffrey S. Sloan Chief Executive Officer
Age: 55	Committee(s): ● None	Current Public Company Directorship(s): ● Fleetcor Technologies, Inc.
Director Since: 2013	Other Public Company Directorship(s) in the Past Five Years: ● None
Race/Ethnicity: White

Select Professional and Community Contributions:

●  Member, board of directors of the Atlanta Committee for Progress, an organization driving positive change in the city of Atlanta

●  Member, board of directors and executive committee of the Metro Atlanta Chamber of Commerce

●  Former president and chairman of the board of directors of the Electronic Transactions Association (2017 — 2018)

Skills and Qualifications:

●  Substantial industry knowledge and leadership, with over 25 years of experience in the financial services and technology industry, including 13 years at Global Payments at senior levels and 9 years as our Chief Executive Officer

●  Significant experience leading corporate and employee culture initiatives

●  Extensive experience in implementing large-scale systems integration services, strategic planning, managing acquisitions and risk and compliance management

●  Corporate strategy development and finance expertise

Career Highlights:

●  Chief Executive Officer of Global Payments (since October 2013); President (2010 — 2014)

●  Former partner and worldwide head of the Financial Technology Group in New York for Goldman Sachs Group, Inc., focusing on mergers, acquisitions and corporate finance (2004 — 2010)

●  Managing Director of Goldman Sachs Group, Inc. (2001 — 2004)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 25

F. Thaddeus Arroyo
Age: 59	Committee(s): ● Technology (Chair) ● Governance & Nominating	Current Public Company Directorship(s): ● None
Director Since: 2019 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  Total System Services, Inc.

Select Professional and Community Contributions:

●  Member, board of directors of the National Center for Women & Information Technology, a non-profit organization that works to increase participation of girls and women in computing

●  Member, executive advisory board, SMU Cox School
of Business

●  Trustee, Dallas Museum of Art

Race/Ethnicity: Hispanic

Skills and Qualifications:

●  Extensive experience developing and executing business strategies and driving growth through his multi-year career in various executive positions at AT&T

●  Extensive information security, cyber-security and technology innovation expertise, having led the transformation of AT&T’s technology strategy

●  Significant global business experience

●  Mergers and acquisitions expertise

Career Highlights:

●  Chief Strategy and Development Officer of AT&T, Inc., a Fortune 100 company and the world’s largest telecommunications company, where he oversees corporate strategy, corporate development, venture investments and business development (since 2022)

●  Chief Executive Officer of AT&T Consumer, the consumer internet, video entertainment and mobility business of AT&T (2019 — 2022); Chief Executive Officer of AT&T Business, the integrated global Business Solutions organization of AT&T (2017 — 2019); Chief Executive Officer of AT&T Mexico, LLC (2015 — 2016); President-Technology Development of AT&T (2014 — 2015); Chief Information Officer of AT&T (2007 — 2014)

●  Former Chief Information Officer of Cingular Wireless (2001 — 2007)

●  Former Senior Vice President of Product Marketing and Development of Sabre Inc. (1992 — 2001)

26 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Robert H.B. Baldwin, Jr.
Age: 68	Committee(s): ● Audit ● Compensation	Current Public Company Directorship(s): ● None
Director Since: 2016 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  None

Select Professional and Community Contributions:

●  Member, board of directors of The Watershed Institute, an environmental organization

●  Member, board of directors of Communities in Schools, a national dropout prevention organization

●  Member, board of directors of Nassau Presbyterian Church Cemetery

Race/Ethnicity: White

Skills and Qualifications:

●  Business and industry expertise derived from 16-year career as a member of Heartland Payment Systems, Inc.’s executive management team, culminating as its Vice Chairman where he was responsible for key industry relationships, investor relations, information security and customer service operations

●  Extensive executive and leadership experience

●  Substantial experience in financial and accounting matters through tenure as Chief Financial Officer of both Heartland Payment Systems Inc. and COMFORCE Corp.

●  Significant merger and acquisition expertise

●  Risk and audit oversight

Career Highlights:

●  Former Vice Chairman (an executive office) of Heartland Payment Systems Inc. (2012 — 2016); Interim Chief Financial Officer (2013 — 2014); President (2007 — 2012); Chief Financial Officer (2000 — 2011)

●  Former Chief Financial Officer of COMFORCE Corp., a staffing company (1998 — 2000)

●  Former Managing Director, Smith Barney (1985 — 1998)

●  Former Vice President of Citicorp. (1980 — 1985)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 27

John G. Bruno
Age: 58	Committee(s): ● Compensation (Chair) ● Technology	Current Public Company Directorship(s): ● Valor Latitude Acquisition Corp.
Director Since: 2014 Independent	Other Public Company Directorships in the Past Five Year(s): ● None
Race/Ethnicity: White

Skills and Qualifications:

●  Extensive public company strategy and M&A experience

●  Extensive information security, cyber-security, and technology innovation expertise derived from over 25 years in the technology industry in various executive leadership roles

●  Global business operations experience

●  Strong sustainability experience spearheading various environmental initiatives in his various roles as a Chief Operating Officer

Career Highlights:

●  President and Chief Operating Officer of Xerox Holdings Corporation, a Fortune 500 company (since 2022)

●  Former Chief Operating Officer and Chief Executive Officer of the Data & Analytics Services business unit of Aon, plc, a publicly-traded global risk management service provider (2019 — 2021); Chief Operations Officer (2017 — 2019); Executive Vice President of Enterprise Innovation and Chief Information Officer (2014 — 2017)

●  Former President, Industry Solutions and Field Operations, NCR Corporation, a publicly traded technology company (2013 — 2014); Executive Vice President of Corporate Development and Chief Technology Officer (2008 — 2013)

●  Former Managing Director at Goldman Sachs Group, Inc. (2007 — 2008) and Merrill Lynch & Co. (2006 — 2007)

●  Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc. (2004 — 2005); Senior Vice President, Corporate Development and Chief Technology Officer (2004 — 2005); Senior Vice President, Business Development, and Chief Information Officer (2002 — 2004)

28 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Joia M. Johnson
Age: 63	Committee(s): ● Technology ● Compensation	Current Public Company Directorship(s): ● Regions Financial Corporation ● Sylvamo Corporation
Director Since: 2019 Independent

Other Public Company Directorship(s) in the Past Five Year(s):

●  Total System Services, Inc.

●  Crawford & Company

Select Professional and Community Contributions:

●  Board member and past Chair of the American Arbitration Association, the world’s largest provider of alternative dispute resolution services

●  Board member of the Atlanta Symphony Orchestra

●  Board member of the Atlanta History Center

●  Member of the Executive Leadership Council, a non-profit organization devoted to the development of Black leaders globally

●  Member of the Society of International Business Fellows

●  Member of the National Association of Corporate Directors

Race/Ethnicity: African-American

Skills and Qualifications:

●  Global leadership experience over several corporate functions for publicly traded companies

●  Experience in human capital management, and specifically leadership in human resources

●  Strong working knowledge of corporate social responsibility, government and trade relations, real estate and corporate security

●  Merger and acquisitions expertise

Career Highlights:

●  Former Chief Administrative Officer (2016 — 2021) and General Counsel and Secretary (2007 — 2021) of Hanesbrands, Inc., a publicly traded marketer of innerwear and activewear apparel

●  Former Executive Vice President, General Counsel and Corporate Secretary of RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator (2001 — 2007)

●  Member of the board of directors of Novant Health, a private network of clinics, outpatient services and hospitals

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 29

Ruth Ann Marshall
Age: 68	Committee(s): ● Governance and Nominating ● Technology	Current Public Company Directorship(s): ● Regions Financial Corporation ● ConAgra Brands, Inc.
Director Since: 2006 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  None

Select Professional and Community Contributions:

●  Selected by Forbes.com as one of the World’s 100 Most Powerful Women (2004 and 2005), and named Fortune’s Top 100 Business Women (2003)

Race/Ethnicity: White

Skills and Qualifications:

●  Deep knowledge of our Company’s business and industry, including from serving as President, Americas for Mastercard International

●  Experience with the issues, opportunities and challenges facing our Company, including strategic planning and strategy development

●  Unique perspective on the history and the direction of the Company gained through extensive service on our board

●  Experience with ESG matters, including as Chair of the Nominating and Corporate Governance Committee at Regions

●  Vast global leadership experience

Career Highlights

●  Former President, Americas, Mastercard International, where she was responsible for building all aspects of Mastercard’s issuance and acceptance businesses in the United States, Canada, Latin America and the Caribbean (2000 — 2006)

●  Former Senior Executive Vice President, Concord EFS, Inc. (1995 — 1999)

●  Former member, board of directors of Pella Corporation, a privately held manufacturing company

●  Former member, board of directors of Trustwave Inc, a cyber defense privately-held company

30 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Connie D. McDaniel
Age: 64	Committee(s): ● Governance and Nominating (Chair) ● Audit	Current Public Company Directorship(s): ● Virtus Mutual Fund Family
Director Since: 2019 Independent Incoming Lead Independent Director

Other Public Company Directorship(s) in the Past Five Years:

●  Total System Services, Inc.

●  RidgeWorth Funds

Select Professional and Community Contributions:

●  Member, board of directors of the North Florida Land Trust, a non-profit organization focused on land preservation

●  Received the Service to Georgia State University’s J. Mack Robinson College of Business Award (2010) and the Georgia State University Distinguished Alumni Award (2016)

●  Named by Treasury & Risk Magazine as one of the Top 100 Most Influential People in Finance (2007)

Race/Ethnicity: White

Skills and Qualifications:

●  Substantial experience in financial and accounting matters through tenure as the chief audit executive of a Fortune 100 public company

●  Mergers and acquisitions and international business experience

●  Expertise from serving as a director of publicly traded companies and mutual funds

●  Risk and audit oversight experience, specifically relating to financial and legal and regulatory risk

Career Highlights:

●  Former Vice President and Chief of Internal Audit of The Coca-Cola Company (2009 — 2013) and its Vice President, Global Finance Transformation (2007 — 2009) and Vice President and Controller (1999 — 2007)

●  Audit committee chair of the Virtus Mutual Funds Family (since 2021)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 31

Joseph H. Osnoss
Age: 45	Committee(s): ● Compensation ● Technology	Current Public Company Directorship(s): ● EverCommerce Inc. ● First Advantage Corporation (Chair of the Board) ● Global Blue Group Holding AG ● Zuora, Inc.
Director Since: 2022 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  Sabre Corporation

●  Far Point Acquisition Corporation

●  Cornerstone OnDemand, Inc.

Select Professional and Community Contributions:

●  Member of the Dean’s Advisory Cabinet at Harvard School of Engineering and Applied Sciences

●  Visiting Professor in Practice at the London School of Economics

●  Participant in The Polsky Center Private Equity Council at the University of Chicago

Race/Ethnicity: White

Skills and Qualifications:

●  Significant experience in private equity investing

●  Substantial domestic and international business experience

●  Substantial public director experience

Career Highlights:

●  Managing Partner of Silver Lake, a global technology investment firm (since 2019); Managing Director and Investment Committee member (since 2010); and other rules since 2022

●  Investment Banker, Goldman, Sachs & Co.

32 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

William B. Plummer
Age: 64	Committee(s): ● Audit (Chair)	Current Public Company Directorship(s): ● Mason Industrial Technology ● Waste Management Inc.
Director Since: 2017 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  John Wiley & Sons, Inc.

●  Custom Truck One Source, Inc. (f/k/a Nesco Holdings, Inc.)

Select Professional and Community Contributions:

●  Recognized as one of the U.S. Best CFOs by Institutional Investor Magazine and one of the 100 Most Powerful Executives in corporate America by Black Enterprise Magazine

Race/Ethnicity: African-American

Skills and Qualifications:

●  Executive leadership experience, including service as the Chief Financial Officer of United Rentals, Inc.

●  Extensive financial and accounting expertise, which enables Mr. Plummer to provide valuable leadership to the oversight of financial reporting

●  Risk and audit oversight

●  Significant experience in operational, financial and strategic development

●  Substantial public director experience

Career Highlights:

●  Corporate director and business consultant/advisor (since 2019)

●  Senior advisor to United Rentals Inc., a publicly traded equipment rental company (2018 — 2019), and Executive Vice President and Chief Financial Officer (2008 — 2018)

●  Former Chief Financial Officer of Dow Jones & Company, Inc. (2006 — 2007)

●  Former Vice President and Treasurer of Alcoa, Inc. (2000 — 2006)

●  Former director and member of the audit and technology committees of John Wiley & Sons, Inc., a publisher and service provider in the scientific research, higher education and professional development fields (2003 — 2019)

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 33

John T. Turner
Age: 66	Committee(s): ● Audit ● Governance and Nominating	Current Public Company Directorship(s): ● None
Director Since: 2019 Independent

Other Public Company Directorship(s) in the Past Five Years:

●  Total System Services, Inc.

Select Professional and Community Contributions

●  Member, board of trustees of the Bradley Turner Foundation, one of the largest charitable foundations in the State of Georgia

Race/Ethnicity: White

Skills and Qualifications:

●  Significant expertise in business management and corporate strategy development

●  Substantial industry knowledge gathered from serving on the board of TSYS since 2003 until its merger with Global Payments

●  International business, mergers and acquisitions experience

●  Risk assessment and oversight

Career Highlights:

●  Chairman of the board of W.C. Bradley Co., a privately held consumer products and real estate company (Chairman, since 2018; director since 1999)

●  Served in various capacities with W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. (1979 — 1999)

There is no family relationship between any of our NEOs or directors. Other than as described elsewhere in this proxy statement, there are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

34 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Board of Directors, its Committees, Meetings and Functions

Corporate Governance

Effective Board Leadership Structure

Our board believes that strong, independent board leadership and oversight is critical to effective corporate governance. Our current board leadership structure, consisting of a non-employee Chairman, a Lead Independent Director, and a Chief Executive Officer who is also a director, provides for leadership of the board that consists of an independent director with substantial structural influence, a non-independent, non-employee Chairman who has extensive experience in the Company’s industry, and a Chief Executive Officer who has unfettered access to both the Lead Independent Director and the Chairman as resources in developing and executing the Company’s strategy.

The board does not have a policy on whether the roles of Chairperson and Chief Executive Officer should be separate or combined. The Company’s corporate governance guidelines provide that if the Chairperson of the board is not an independent director, then the board shall appoint a lead director, who shall be an independent director. If the Chairperson is an independent director, the board may appoint a lead independent director.

The board believes this structure and separation provides a balance between the independent directors’ oversight of the Company and the Chief Executive Officer’s management of the day-to-day affairs of the business. At the same time, given his experience in the industry and prior roles at TSYS, our Chairman is an effective liaison between the board and senior management and focuses the board on critical business and operational issues.

Connie McDaniel was elected by the board to serve as Lead Independent Director, effective at the 2023 annual meeting of shareholders. Ms. McDaniel succeeds Kriss Cloninger III, who has reached our mandatory retirement age and will not stand for re-election at our annual meeting.

Ms. McDaniel was selected to serve as Lead Independent Director as a result of a vigorous vetting process led by our Governance and Nominating Committee, which included extensive discussions of potential candidates with all members of the board to seek input and reach alignment. These discussions took into account independent director tenures and committee membership histories along with a potential candidate’s willingness and capacity to serve as Lead Independent Director. The board’s succession planning discussions surrounding the planned changes in the Lead Independent Director role also included extensive discussions of the board’s leadership structure, the board’s diversity and inclusion objectives, and highlighted Ms. McDaniel’s substantial experience in risk oversight matters, specifically related to financial and legal and regulatory risk, as well as her significant international business experience given the global nature of our business.

Taking all of this into account, the board continues to believe that our current structure and the below outlined authority and responsibilities that are detailed in our corporate governance guidelines continue to allow the board to focus on key strategic, policy and operational issues and provide critical and effective leadership.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 35

Chairman	Chief Executive Officer	Lead Independent Director
Key Responsibilities and Duties

✓  Presiding at all meetings of the board (including all executive sessions of non-employee directors)

✓  Conferring with the Chief Executive Officer on the Company’s strategy and strategic plan

✓  Generally approving information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items

✓  Leading board self-assessment interviews with all directors

✓  Presiding over shareholder meetings

✓  Representing the board in communications with major shareholders and other stakeholders, as needed

✓  Creating and implementing the Company’s vision and mission

✓  Leading the development of the Company’s strategies —both short and long-term

✓  Setting meaningful and measurable operating and strategic goals for the Company

✓  Establishing a strong performance management culture

✓  Assessing and managing the Company’s exposure to risk

✓  Serving as the primary interface between management and the board

✓  Reviewing organizational structure needs and developing ongoing management succession plans

✓  Representing the face of the Company to stakeholders

✓  Providing regular updates and information to the board on all key issues and business developments and status of operations

✓  Presiding at executive sessions of the board’s independent directors

✓  Ensuring a strong, independent and active board by promoting effective communication and consideration of matters presenting significant risks to the Company by serving as a liaison between management, including the Chief Executive Officer, the Chairman and the independent directors, and advising committee chairs

✓  Representing the board in communications with major shareholders and other stakeholders, as needed

✓  Providing input on our board leadership structure

✓  Overseeing the board’s performance evaluation processes, ensuring thorough evaluation of the board, committees and individual directors

✓  Approving retention of consultants who report to the full board

36 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our Company and our subsidiaries and affiliates, on the other hand.

The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee.

Using these standards for determining the independence of its members, the board determined that the following director nominees are independent:

F. Thaddeus Arroyo	Joia M. Johnson	Joseph H. Osnoss
Robert H.B. Baldwin, Jr.	Ruth Ann Marshall	William B. Plummer
John G. Bruno	Connie D. McDaniel	John T. Turner

In addition, the board has affirmatively determined that Kriss Cloninger III, who is not being re-nominated, is independent.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 37

Board Membership Criteria

The Governance and Nominating Committee assesses potential candidates based on their history of achievement, the breadth of their business experiences, whether they bring specific skills or expertise in areas that the committee has identified as desired and whether they possess the personal attributes and experiences that will contribute to the sound functioning of our board. Our corporate governance guidelines embody these principles and set forth the following non-exclusive criteria for directors:

✓ Experience — Particular skills and leadership experience that are relevant to the Company’s strategic vision.

✓ Diversity — The board and Governance and Nominating Committee value diversity among our directors and believe that diversity on our board should be a priority, and therefore actively seek diverse candidates with regard to gender, race, ethnicity, background and other attributes and skills.

✓ Age and Tenure — The age and board tenure of each incumbent director.

✓ Board Size — The Governance and Nominating Committee periodically evaluates whether a larger or smaller board would be preferable, depending on the board’s needs and the availability of qualified candidates.

✓ Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director.

✓ Board Contribution — Integrity, business judgment and commitment.

✓ Other Public Company Service — The number of other public company boards on which a director may serve.

Process for Identifying and Adding New Directors

The Governance and Nominating Committee recommends director candidates for nomination to the board. The Governance and Nominating Committee considers candidates for directors who are recommended by other independent members of the board of directors, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals and on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement — May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” on page 19 additional information about our policies for shareholder submissions of director nominees.

Commitment to Diversity and Inclusion

The board regards diversity as an important consideration for determining the optimal board composition. Today, 45% of our board members standing for election are diverse in gender or race/ethnicity and, since 2017, we have added four diverse independent directors to the board, each of whom possesses a strong mix of skills, qualifications, backgrounds and experiences.

38 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

In 2022, our board enhanced our diversity principles that it will follow in future board candidate searches. Under this policy, the board has committed to seek women and candidates from under-represented communities to be included in the initial pool from which board nominees are chosen. In keeping with this commitment to diversity and inclusion, our board and Governance and Nominating Committee have determined to add at least one additional female director by the next annual meeting of shareholders and over the last several months have been engaged in a robust search to actively seek out female candidates.

Board Refreshment

We periodically review our board’s composition to ensure that we continue to have the right mix of skills, diversity, background and tenure necessary to promote and support the Company’s long-term strategy. The board currently believes that an appropriate size is seven to twelve members, allowing, however, for changing circumstances that may warrant a higher or a lower number. The Governance and Nominating Committee considers director candidates suggested by members of the committee, other directors, shareholders and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates from time to time.

As a result of healthy refreshment over recent years and the Company’s merger with TSYS, which was completed in September 2019, as of the date of this proxy statement, 60% of our non-employee director nominees have joined the board in the last three and a half years. The variety in skills, qualifications and experiences of our directors contributes meaningfully to the Company’s strategy for future growth and long-term value creation.

The board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides substantial value, and therefore a significant degree of continuity year-over-year is beneficial to shareholders and generally should be expected.

Limitation on other Board and Audit Committee Service

Our corporate governance guidelines establish the following limits on our directors serving on publicly-traded company boards and audit committees. The Governance and Nominating Committee may grant exceptions to the limits on a case-by-case basis after taking into consideration the facts and circumstances of the request.

Director Category	Limit on publicly-traded board and audit committee service, including Global Payments

All directors	4 boards

Director who is a CEO of Global Payments	2 boards

Directors who serve on Audit Committee	3 audit committees

Mr. Osnoss serves on four public company boards in addition to being a member of the board of Global Payments. The Governance and Nominating Committee and the board considered Mr. Osnoss’ service on the public company boards, with emphasis on his investment experience on behalf of a leading global technology investment firm leading to those positions, and his professional qualifications and the nature of and time involved in his service on other boards. Following such review, the Governance and Nominating Committee determined that such simultaneous service would not impair the ability of Mr. Osnoss to effectively serve on the Company’s board and waived the limit for service for Mr. Osnoss. All other directors are within the Company’s guidelines for outside board service.

Attendance at Board, Committee and Annual Shareholder Meetings

Our full board of directors met eight times during 2022. Each of our directors attended at least 75% of the meetings of the board, including meetings of the committees of which he or she served during 2022. Pursuant to our corporate governance guidelines, all of our directors are expected to attend the annual meeting of shareholders and all directors attended the 2022 annual meeting.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 39

Board and Committee Membership

Our board has four standing committees that assist the board in carrying out its responsibilities: an Audit Committee, a Compensation Committee, a Technology Committee, and a Governance and Nominating Committee. Each committee is composed entirely of independent directors. Each committee reports its activities, discussions, recommendations and approvals to the board at each regularly scheduled board meeting and operates under a charter approved by the board and reviewed annually by the respective committee and the board. Each committee charter and our corporate governance guidelines are available in the Investor Relations section of our website, www.globalpayments.com.

Committee leadership and membership is reviewed annually by the board, upon recommendation of the Governance and Nominating Committee. On recommendation of the Governance and Nominating Committee, the board considers committee composition on an annual basis, believing that, while we benefit from having a level of consistency in our committee composition and committee chairs, fresh perspectives likewise facilitate enhanced board and committee performance. Accordingly, in 2022, we added two new members to our Compensation Committee.

Investment Agreement

Pursuant to the terms of an investment agreement (Investment Agreement) among the Company and certain affiliates of Silver Lake Group, L.L.C. (Silver Lake), Silver Lake became entitled to designate one individual to our board as long as Silver Lake or its affiliates beneficially own at least 50% of the aggregate principal amount of the Company’s 1.00% convertible senior notes due 2029 (including the amount of such notes converted into shares of our common stock) issued to Silver Lake. In accordance with the terms of the Investment Agreement, in October 2022, Silver Lake designated, and our board elected, Joseph H. Osnoss to join our board.

40 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

A description of each standing committee is included on the following pages.

Audit Committee

William B. Plummer (Chair)	Members: William B. Plummer (Chair)*, Robert H. B. Baldwin, Jr., Connie D. McDaniel, and John T. Turner	5 meetings in 2022 All members are independent

Key Objectives:

•	Assists the board in its oversight responsibilities relating to the quality and integrity of our financial reporting and disclosure obligations.

•	Appoints, retains and approves the compensation of the Company’s independent auditor.

•	Oversees, monitors and evaluates the qualifications, performance and independence of the independent auditor.

•

Oversees the Company’s Enterprise Risk Management (ERM) program, including cyber security, vendor management, insurance, and physical security, and internal controls designated to mitigate risks related to these topics.

•	Approves the scope of the annual audit.

•	Oversees the Company’s internal audit function and is responsible for the appointment of the head of the Internal Audit department.

•	Assists the board in overseeing the Company’s ethics and compliance program and confidential whistleblower process.

•	Assists the board in reviewing and discussing litigation, regulatory and compliance risks.

•	Reviews regular reports from the General Counsel on litigation, regulatory and compliance topics.

•	Reviews and approves related party transactions.

•	Meets independently with each of the Chief Financial Officer, Chief Audit Executive, General Counsel, and independent auditor.

Risk Oversight Role:

•

Oversees the Company’s performance to ensure alignment with the risk assessments and tolerance levels prescribed in the ERM program with respect to the Company’s major financial risk and enterprise exposure.

•	Oversees the Company’s internal controls and financial reporting.

Audit Committee Financial Experts:

The board has determined that Mr. Plummer, Mr. Baldwin and Ms. McDaniel each qualify as audit committee financial experts, as defined in the applicable SEC rules, and that all Audit Committee members are financially literate.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 41

Governance and Nominating Committee

Connie D. McDaniel (Chair)	Members: Connie D. McDaniel (Chair), Thaddeus Arroyo; Ruth Ann Marshall, and John T. Turner	4 meetings in 2022 All members are independent

Key Objectives:

•	Establishes and evaluates qualifications for our directors to ensure our full board and its committees continue to operate functionally and with an appropriate degree of independence from management.

•	Evaluates and recommends director nominees for election at annual meetings of shareholders or to fill vacancies, and manages the board refreshment process.

•	Reviews and recommends the board’s committee structure and composition.

•	Oversees the Company’s ESG activities, including the activities of the ESG Steering Committee and the Company’s periodic ESG reports.

•	Oversees the Company’s corporate governance guidelines, including procedures for shareholders and other parties to communicate with the board.

•	Administers the board’s policy on related party transactions and recommends any revisions to it.

•	Oversees retention and compensation of search firms to be used to identify director candidates.

•	Leads the annual assessment of effectiveness of the board and committees.

•	Identifies and considers emerging corporate governance issues and trends.

•	Receives periodic reports on government relations issues pertaining to the Company.

•	Reviews the Company’s political contributions and expenditures.

Risk Oversight Role:

•	Oversees our risk management activities with respect to our corporate governance structure at the board and senior management level and ESG issues, trends and policies.

•	Promotes a risk-aware culture by, for example, annually reviewing our employee business code of conduct and ethics, and the codes of conducts for directors and senior financial officers.

42 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Compensation Committee

John G. Bruno (Chair)	Members: John G. Bruno (Chair), Kriss Cloninger III*; Robert H.B. Baldwin, Joia M. Johnson and Joseph H. Osnoss	4 meetings in 2022 All members are independent

Key Objectives:

•	Establishes and reviews the objectives of our executive compensation program.

•	Oversees our management succession plan.

•	Reviews and approves the Company’s strategies and policies related to human capital management and assists the board in the oversight of the Company’s DEI efforts.

•	Reviews and approves the financial goals and objectives relevant to our Chief Executive Officer’s compensation.

•	Evaluates the performance of the Chief Executive Officer and determines the Chief Executive Officer’s compensation level.

•	Reviews and approves the annual base salaries and annual incentive opportunities of the other NEOs.

•	Oversees the administration of the Company’s equity-based incentive compensation plans and the executive non-equity (cash) annual performance plan.

•	Assists the board in setting the form and amount of non-employee director compensation.

•	Responsible for the appointment, compensation and oversight of any compensation consultant or advisor.

•	Sets the Company’s stock ownership guidelines applicable to the NEOs and directors.

•	Reviews the results of any shareholder advisory votes on executive compensation or other feedback on this subject that may be garnered through the Company’s shareholder engagement.

Risk Oversight Role:

•

Oversees our risk management activities with respect to our compensation policies and practices for our directors, NEOs and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management.

•

Considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring the compensation consultants, including their independence.

*	Kriss Cloninger III is not being re-nominated for election due to director age limitations under our corporate governance guidelines.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 43

Technology Committee

F. Thaddeus Arroyo (Chair)	Members: F. Thaddeus Arroyo (Chair), John G. Bruno, Joia M. Johnson, Ruth Ann Marshall and Joseph H. Osnoss	4 meetings in 2022 All members are independent

Key Objectives:

•

Reviews all of the Company’s key initiatives, policies and practices relating to technology, information security, cyber-security, disaster recovery, business continuity, data privacy and data governance.

•	Provides board-level oversight with regard to our technology and information security practices and technology and cyber-risk profile.

•

Serves as a liaison between our board and the CISO, the Chief Privacy Officer and Data Protection Officers with regard to our technology and information security practices and technology and cyber-risk profile.

•	Monitors the Company’s compliance with regulatory requirements and industry standards.

•	Oversees, in conjunction with the board, the Company’s information security program to ensure it has appropriate administrative, technical and physical safeguards.

•	Reviews and evaluates all major technology expenditures.

•	Receives quarterly reports from the CISO concerning the status of the Company’s information security program and other related matters.

•	Responsible for the oversight of the appointment, activities, organizational structure, qualifications and budget of the CISO.

•	Meets independently with each of the Chief Information Officer (CIO) and the CISO.

Risk Oversight Role:

•

Ensures that the Company’s strategic goals and risk appetite are aligned with our technology strategy and infrastructure and that management receives adequate support from the Company’s internal technology and information security providers.

•	Oversees the Company’s ERM exposure related to our technology and information security practices.

44 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Board Oversight

Our board has the responsibility for the oversight of management on behalf of our shareholders in order to ensure long-term value creation. In that regard, the primary responsibilities of the board include, but are not limited to oversight of the Company’s business plan and development of its strategy and risk management, including the oversight of the development of the Company’s risk appetite. In addition, the board receives regular reports on risk management activities from each committee chair while relying on each of its four standing committees to provide more in-depth oversight of specific key risk exposures. Please see page 41 for additional information about the oversight responsibilities of each of our committees.

Selected Areas of Board Oversight

Board’s Role in Overseeing Risk Management

Our board of directors views the oversight of risk management as one of its key functions. While management is responsible for assessing and managing risk, our board is responsible for promoting an appropriate culture of risk management within the Company and setting the right “tone at the top.” The board oversees management’s implementation of the Enterprise Risk Management (ERM) program, including reviewing our enterprise risk portfolio and engaging directly with management to set high-level policy and to ensure the long-term interests of the Company and its shareholders are being served.

At least annually, the board, acting directly or through its committees, discusses with management the appropriate level of risk relative to our strategy and objectives, identifies potential emerging risks and reviews with management our existing risk management processes and their effectiveness. For certain risks, we may apply a longer-term lens of review, monitoring and mitigation activities, upon assessing potential impacts to our business and strategy. Each committee reports to the board on a quarterly basis with respect to its designated areas of risk oversight to ensure alignment and the board committees meet regularly in executive sessions with our

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 45

Chief Financial Officer, General Counsel (who also serves as the Company’s Chief Compliance Officer and reports to the Chief Executive Officer), CIO, CISO, Chief Audit Executive and other members of senior management with regard to our risk management processes, controls and procedures, talent and capabilities. These discussions ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business units of the Company. Our Lead Independent Director may identify risk-related issues for the board to consider and discuss, in consultation with the Chief Executive Officer, as appropriate. In 2022, key areas of focus included technology, information security, privacy and data governance, vendor due diligence and management, geopolitical threats, Federal Banking Agency examination program and outcomes, and legal and regulatory risks and oversight (including climate change).

The Management Risk Committee is the executive-level management committee chaired by our Chief Risk Officer and reporting to senior management of the Company, including the Executive Leadership Team. Our management has implemented our ERM program designed to work across the Company to assess, govern and manage risks identified by management in the short-, intermediate- and long-term and manage the Company’s response to those risks. In order to fulfill its responsibilities, the Management Risk Committee identifies, assesses, monitors, manages and mitigates the Company’s enterprise-wide key risks. From time to time, we also utilize industry information sources, such as professional services firms or subscription resources, to assess trends and benchmarking data relevant to our industry to assist in determining certain risk trends and changes. The ERM program also works in tandem with our accounting and financial reporting groups to align the risk identification and assessment with our existing disclosure controls and procedures.

The board believes that the practices described above and our current leadership structure described in the “Corporate Governance - Effective Board Leadership Structure” section facilitate effective board oversight of risk management because it allows the board, with leadership from the Lead Independent Director and working through its committees, to proactively participate in the oversight of management’s actions.

Board’s Role in Overseeing our Business Plan and Strategy

The board has oversight responsibility for management’s establishment and execution of corporate strategy. Elements of strategy are discussed at every regularly scheduled board meeting, guided by current Company-level priorities. The board also regularly reviews the businesses’ strategic and operational priorities, the competitive environment, market challenges and economic trends, investments and partnerships, and integrations of recent acquisitions. At meetings occurring throughout the year, the board also assesses capital allocation plans, the Company’s performance against the annual budget and against its peers, and potential mergers, acquisitions and dispositions for alignment with our strategic priorities, as well as the periodic examinations conducted by the Federal Banking Agencies. Our independent directors also hold regularly scheduled executive sessions without company management present, at which strategy is discussed.

In addition to quarterly and specially scheduled meetings, the board schedules periodic meetings focused on strategic and other initiatives. During its quarterly meetings in 2022, the board received updates on the Company’s corporate strategy, its DEI accomplishments, employee retention and related human capital management topics.

The Board’s Role in Overseeing Information Security and Cyber-Risk

We employ multiple methods and technologies to secure the Company’s computing environment and ensure the confidentiality, integrity and availability of our information assets. As noted above, technology and cyber-security qualifications and experience are key factors that our Governance and Nominating Committee considers in its assessment of the board membership criteria, and eight of our eleven director nominees have strong experience in this area.

Our board has delegated to the Technology Committee the responsibility to oversee the Company’s Information Security Program and cyber-security risk. Specifically, subject to oversight by the full board, the Technology Committee, which is composed solely of independent directors, receives, at a minimum, quarterly reports from the CISO on the Company’s cyber-risk profile, information security initiatives and emerging cyber risks. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to both the Technology Committee and the board.

At least annually, the Technology Committee receives a formal, enterprise-wide information technology and cyber-security risk assessment and reviews and recommends the Company’s information security program

46 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

supporting policies to the full board for evaluation and approval. The Technology Committee reviews and discusses the Company’s information security strategy with the CISO at every committee meeting and recommends the Company’s information security policy and technology strategic plan to the full board for annual evaluation and approval. The CISO and CIO regularly meet with the chair of the Technology Committee outside of committee meetings.

In addition, the board is routinely briefed on the Company’s information security program and its related priorities and controls by the chair of the Technology Committee, the CIO and management, and is apprised directly of incidents exceeding certain risk tolerances. Further, the Technology Committee receives quarterly reports from the Chief Risk Officer regarding the Company’s ERM exposure, including but not limited to the Company’s regulatory, business resiliency, vendor management and IT operations risks and Federal Banking Agency exams.

We provide annual information security training and publish information on our intranet to help our employees stay current on information security awareness topics. We also provide training on information security to our directors via periodic deep dives on cyber security, privacy and other relevant topics. We have not experienced any material information security incidents in the past three years.

Our businesses that handle credit card data undergo annual PCI-DSS certifications and have received all applicable PCI Reports on Compliance (ROCs). In 2022, we underwent 32 audits against the SSAE 18 standard (e.g., SOC 1 (Internal Controls over Financial Reporting) and SOC 2 (e.g., IT processes)). We also carry a technology errors and omissions/cyber liability insurance policy, which includes coverage for information security risk.

Board Oversight of Environmental, Social and Governance Issues

At the board level, the Governance and Nominating Committee has primary oversight responsibility for the Company’s ESG initiatives and risks, reviewing at least annually our policies and activities regarding sustainability and ESG and assessing our management of risks with respect thereto. The Governance and Nominating Committee meets with management to review and discuss the Company’s ESG initiatives, challenges, and opportunities, so that it can advise on key ESG matters that affect all of the Company’s stakeholders, and also briefs the board on current and emerging ESG topics and progress on implementing the Company’s ESG priorities on a periodic basis. For instance, in 2022 the Governance and Nominating Committee recommended, and the board approved, an amendment to our corporate governance guidelines to adopt “Rooney-Rule” like principles for seeking women and under-represented minority candidates to include in the initial pool from which board nominees are chosen, and reviewed updates to our inaugural Corporate Responsibility Report, which included enhanced disclosures for Scope 1 and Scope 2 greenhouse emissions .

The Compensation Committee of the board oversees the Company’s strategies and policies related to human capital management, and assists the board with its oversight with respect to the Company’s DEI efforts. For instance, in 2022, the board focused on racial and ethnic diversity in both succession planning and the overall workforce, leadership pipeline and development for women and people of color, and received reports from the Chief Human Resources Officer and Chief Diversity Officer on these topics.

Additionally, each quarter the Audit Committee reviews and discusses with management the key risks identified from the ERM process, including their potential impact on us and our operations, and our risk mitigation strategies and related disclosure matters. These risks may include risks related to sustainability and other ESG-related matters.

Board Oversight of Executive Compensation Program

In early 2023, management, with the assistance of FWC, performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for our executive officers, to reflect on the Company’s 2022 say-on-pay results. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee. The Compensation Committee made the determination to revise the Company’s executive compensation program, as further discussed in “2023 Executive Compensation Program Updates” on page 60.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 47

Evaluation of Board and Committee Effectiveness

Each year, our board and its committees conduct self-assessments to ensure they are performing effectively and to identify opportunities to improve board and committee performance. The self-assessment is conducted under the oversight of the Governance and Nominating Committee. Directors respond to a comprehensive questionnaire through an interview process with the chair of each committee, with the Chair of the board leading the discussion at the board level. The questionnaire asks them to consider topics related to board and committee composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds. Each committee, as well as the board as a whole, then reviews and assesses the responses from this assessment and any recommendations to the board. The results of the assessments are then discussed by the board and the respective committees in executive session, with a view toward taking action to address any issues presented.

Contacting Our Board of Directors

Any interested party may contact any individual director, our non-employee or independent directors as a group, or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326. Any correspondence received by the Corporate Secretary in accordance with the foregoing will be forwarded to the applicable director or directors.

Board of Directors Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our shareholders. In lieu of per-meeting fees, we pay our non-employee directors annual cash and stock retainers, which are payable in advance on the first business day after each annual meeting of shareholders (prorated for partial periods for new directors). We do not pay additional compensation to directors who are also our employees for their service as a director.

Our Compensation Committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors.

Annual Director Compensation

There are three elements of our compensation program for non-employee directors: an annual cash retainer, an annual supplemental cash retainer (for our Lead Independent Director and committee chairs) and equity awards. The following table describes each element of director compensation for the shareholder year beginning in April 2022.

Director	Annual Basic Cash Retainer	Annual Supplemental Cash Retainer	Annual Stock Retainer (FMV)

Non-Employee Chairman	$120,000	$100,000	$275,000

Lead Independent Director	$120,000	$50,000	$220,000

Chair of Audit Committee	$120,000	$35,000	$220,000

Chair of Compensation Committee	$120,000	$25,000	$220,000

Chair of Other Committees	$120,000	$25,000	$220,000

All Other Non-Employee Directors	$120,000	N/A	$220,000

48 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

All of the non-employee directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Board and Corporate Governance — Director Compensation — Non-Qualified Deferred Compensation Plan” below. Ms. Marshall is the only current director who participated in 2022, and she did not receive any interest on deferred compensation at an above-market rate of interest.

2022 Director Compensation Table

The following table summarizes the compensation of our non-employee directors during 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

F. Thaddeus Arroyo	$145,000	$219,990	$364,990

Robert H.B. Baldwin, Jr.	$120,000	$219,990	$339,990

John G. Bruno	$145,000	$219,990	$364,990

Kriss Cloninger III(3)	$170,000	$219,990	$389,990

Joia M. Johnson	$120,000	$219,990	$339,990

Ruth Ann Marshall	$120,000	$219,990	$339,990

Connie D. McDaniel	$145,000	$219,990	$364,990

Joseph H. Osnoss	$ 59,836	$ 91,646	$151,482

William B. Plummer	$155,000	$219,990	$374,990

John T. Turner	$120,000	$219,990	$339,990

M. Troy Woods	$220,000	$275,056	$495,056

(1)

Represents basic and supplemental cash retainers earned during 2022. All annual cash retainers are payable in advance on the first business day after each annual meeting of shareholders (or on the day of a director’s appointment to the board, as applicable) and are considered fully earned when paid.

(2)

Represents the aggregate grant date fair value of awards of stock granted on April 29, 2022 (and in the case of Joseph H. Osnoss, on the date of his appointment), all of which were fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The amount shown in this column is based on the closing price of our common stock on the applicable grant date. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2022.

(3)	Kriss Cloninger III is not being re-nominated for election due to director age limitations under our corporate governance guidelines.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 49

The following table reflects the stock options for each non-employee director that were outstanding as of December 31, 2022.

Non-Employee Directors	Options Outstanding as of December 31, 2022

F. Thaddeus Arroyo	4,822

Robert H.B. Baldwin, Jr.	—

John G. Bruno	—

Kriss Cloninger III	5,281

Joia M. Johnson	3,123

Ruth Ann Marshall	—

Connie D. McDaniel	17,106

Joseph H. Osnoss	—

William B. Plummer	—

John T. Turner	37,663

M. Troy Woods	83,226

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall is the only current director who participated in the deferred compensation plan during 2022. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our board of directors has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within five years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 500% of the director’s annual cash retainer. Each of our non-employee directors was in compliance with the stock ownership guidelines as of the record date.

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Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of February 14, 2023 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our NEOs, and (iii) the 16 persons, as a group, who were directors or NEOs of the Company on February 14, 2023.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned with Sole Voting and/or Sole Investment Power(2)		Shares Beneficially Owned with Shared Voting or Shared Investment Power		Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class

Named Executive Officers:

Jeffrey S. Sloan	596,228				345,775	942,003	*

Cameron M. Bready	184,331				109,987	294,318	*

Josh J. Whipple	68,771				—	68,771	*

Guido F. Sacchi	74,529				67,973	142,502	*

David L. Green	89,584				63,530	153,114	*

Non-Employee Director and Director Nominees:

F. Thaddeus Arroyo	6,122				4,822	10,944	*

Robert H.B. Baldwin, Jr.	46,882				—	46,882	*

John G. Bruno	11,699				—	11,699	*

Kriss Cloninger III	40,392	(4)			5,281	45,673	*

Joia M. Johnson	8,383				3,123	11,506	*

Ruth Ann Marshall	43,074				—	43,074	*

Connie D. McDaniel	15,576				17,106	32,682	*

Joseph H. Osnoss	825	(5)			—	825	*

William B. Plummer	8,535				—	8,535	*

John T. Turner	12,155		970,859	(6)	37,663	1,020,677	*

M. Troy Woods	502,439				83,226	585,665	*

All Directors and Executive Officers as a Group (16)	1,709,525		970,859		738,486	3,418,870	1.30%

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 3550 Lenox Road, Atlanta, Georgia 30326.

(2)

Includes the number of shares of common stock the person “beneficially owns,” as defined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of February 14, 2023. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, February 14, 2023 through the exercise of stock options.

(4)	Includes 500 shares for which the reporting person has sole voting power but does not have investment power.

(5)	Includes 752 shares held by Mr. Osnoss for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates or certain of the funds they manage.

(6)	The reporting person disclaims beneficial ownership except to the extent of his pecuniary interest.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 51

Common Stock Ownership by Non-Management Shareholders

Below is information regarding the beneficial ownership of our securities by each person known to us to beneficially own more than 5% of any class of our securities as of February 14, 2023:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares

T. Rowe Price Associates, Inc.(1)	12,588,858	4.7%

Wellington Management Group LLP(2)	14,932,232	5.5%

BlackRock, Inc.(3)	19,894,799	7.4%

The Vanguard Group(4)	26,492,838	9.8%

(1)

This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2023. T. Rowe Price Associates, Inc. reported sole dispositive power for all shares listed above and sole voting power for 6,820,228 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)

This information is contained in a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 6, 2023. Wellington Management Group LLP reported shared dispositive power of all shares listed above and shared voting power of 13,415,265 shares. The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210.

(3)

This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 7, 2023. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power of 17,958,606 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)

This information is contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The Vanguard Group reported sole dispositive power for 25,361,242 shares, shared dispositive power for 1,131,596 shares, sole voting power for 0 shares, and shared voting power for 397,499 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

52 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Biographical Information About Our Named Executive Officers

Biographical and other information about each of our executive officers, who are also our current NEOs, is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Director Nominees” beginning on page 25.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
Cameron M. Bready	51	President and Chief Operating Officer

President and Chief Operating Officer (since September 2019); Senior Executive Vice President and Chief Financial Officer (March 2017 — September 2019); Executive Vice President and Chief Financial Officer (June 2014 — February 2017); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., (ITC), a publicly-traded independent electric transmission company (February 2012 — June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 — February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (April 2009 — January 2011).

Joshua J. Whipple	50	Senior Executive Vice President and Chief Financial Officer

Senior Executive Vice President and Chief Financial Officer (since July 2022); Chief Strategy and Enterprise Risk Officer of the Company (March 2015 — July 2022); Investment Banker at Bank of America Merrill Lynch (June 2008 — February 2015); Investment Banker at The Bear Stearns Companies, Inc. (August 2004 — May 2008); Manager at Accenture - Strategy Consulting for Technology Firms (August 1997 — August 2023)

Dr. Guido F. Sacchi	59	Senior Executive Vice President and Chief Information Officer

Senior Executive Vice President and Chief Information Officer (since March 2019); Executive Vice President and Chief Information Officer of the Company (August 2013 — March 2019); Chief Information Officer of the Company (June 2011 — August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 — May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 — 2010).

David L. Green	55	Senior Executive Vice President, General Counsel and Corporate Secretary

Senior Executive Vice President, General Counsel and Corporate Secretary (since September 2019); Executive Vice President, General Counsel and Corporate Secretary of the Company (November 2013 — September 2019); Senior Vice President and Division General Counsel of the Company (August 2011 — November 2013); Vice President and Division General Counsel of the Company (August 2007 — August 2011); Division General Counsel of the Company (June 2003 — August 2007).

There are no arrangements or understandings between any of our NEOs and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 53

Codes of Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that is applicable to the Chief Executive Officer and the Chief Financial Officer, and an Employee Code of Conduct and Ethics that is applicable to all employees. The codes deter wrongdoing and promote honest and ethical conduct, compliance with laws, rules and regulations and internal reporting of possible legal or ethics violations. In addition, the Company has adopted a Code of Conduct and Ethics applicable to directors. The Code of Ethics for Senior Financial Officers, the Employee Code of Conduct and Ethics and the Director Code of Conduct and Ethics are available on the Company’s website at: https://investors.globalpaymentsinc.com/governance/governance-documents.

54 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Proposal Two: Advisory Vote to Approve the 2022 Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our NEOs in 2022. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure, which provide additional details about the compensation of our NEOs in 2022.

The vote regarding the compensation of the NEOs described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions that shareholders express in their votes and will review the voting results and take them into consideration as it deems appropriate when making future decisions regarding our executive compensation programs. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our next annual shareholder meeting in 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2022

COMPENSATION OF OUR NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 55

Compensation Discussion and Analysis

56 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the guiding principles and practices upon which our executive compensation program is based; our decision-making process, including our consideration of shareholder feedback; and the 2022 compensation paid to our NEOs.

Performance Highlights

We have demonstrated sustained market outperformance over the past 10 years and long-term investors have experienced significant shareholder value growth. A $100 investment in our Company on October 1, 2013 (when our current Chief Executive Officer was appointed), would have been worth $455 on 1/31/2023.

The graph compares the (i) TSR of the S&P 500 index and the S&P 500 Information Technology index, (ii) the TSR of our Company; and (iii) the composite average TSR of our peer group from October 1, 2013 through January 31, 2023.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 57

SHAREHOLDER SAY-ON-PAY VOTE FOR 2022

At the 2022 annual meeting of shareholders, 41% of the votes cast on the advisory proposal to approve the compensation of our NEOs were in favor of the 2021 compensation paid to our NEOs. This result was a notable year-over-year decline, as our annual say-on-pay proposals have received much higher levels of shareholder support for many years, despite no substantial changes in annual or long-term incentive (LTI) design.

Shareholder Engagement

●   We take our shareholders’ input seriously and, during 2022, engaged in a comprehensive outreach effort to better understand their concerns and answer their questions about our compensation program.

●   We requested meetings with our largest 33 investors who own, in the aggregate, over 60% of our outstanding common stock, to solicit feedback on our NEO compensation program and discuss potential changes to our executive compensation program for consideration by the Compensation Committee.

● Shareholders representing approximately 30% of our common stock accepted our invitation to share feedback.
● Our shareholder engagement effort included the Chair of our Compensation Committee, and members of management from our Investor Relations and Legal teams.

Key Points of Feedback Received

In our discussions, shareholders generally expressed positive views regarding the structure of our compensation program, which had not changed significantly in the last five years, and noted that their concerns related primarily to isolated one-time equity awards granted to our NEOs. Our shareholders’ discrete area of concern is evidenced by the fact that, prior to 2022 the Company received strong support for the advisory vote every year since 2016.

How We Evaluated Shareholder Feedback

Our Compensation Committee designs and reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global business. The Compensation Committee balanced shareholder feedback, the Company’s performance and a recommendation from our independent compensation consultant, FWC, and determined to make several enhancements to our executive compensation program and disclosures, as outlined in this section.

58 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

What We Heard	How We Responded: Changes for 2023 and Beyond
One-Time Equity Awards
• The primary areas of concern underlying the low approval of the 2022 advisory vote on executive compensation related to the one-time equity awards granted to our executives during 2021 and 2019.

•  Commitment for No One-Time Awards. In response to shareholder feedback, the Compensation Committee has determined that it does not intend to make future one-time grants to our NEOs as a general rule.

•  No one-time grants were made in 2022. The one-time business performance and recovery awards (BP&R performance units) granted in 2021 were designed to recognize senior management’s leadership in successfully navigating the Company through the pandemic and resulting economic crisis in 2020, and the need to maintain stability and incentivize and retain senior management to lead the Company as the pandemic continued. In addition, in 2021, our NEOs voluntarily waived the right to a cash incentive under the short-term incentive plan in order to preserve jobs and in light of the pandemic.

Similarly, the one-time synergy awards granted in 2019 in connection with our merger with TSYS were designed to align the synergy initiatives of the TSYS merger to the compensation of our key personnel, including our NEOs, in order to drive the achievement of the initiatives which, in turn, increased the accretive nature of the transaction and created value for our shareholders.

•  Short-term incentive cash payout reduced in 2021 and replaced by equity awards at Compensation Committee’s discretion. The equity grants in lieu of short-term incentive cash payouts in 2022 were not one-time awards. Rather, consistent with the leadership shown throughout the COVID-19 pandemic by the board and senior management, the Compensation Committee exercised its discretion to reduce the 2021 short-term incentive payouts to 100% for each NEO and forgo the remaining cash compensation which would have resulted based on actual performance. In February 2022, the Compensation Committee granted awards of restricted shares of our common stock to each NEO in an amount equal to the cash compensation which the Compensation Committee reduced in its discretion, which resulted in each NEO receiving at-risk compensation in lieu of a defined cash amount.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 59

What We Heard	How We Responded: Changes for 2023 and Beyond
Target and Metric Setting
• Investors also expressed a preference to enhance transparency around our annual and LTI plans design, target setting, and performance results.

•  Enhanced Disclosure. In response to the feedback on the disclosure of our annual and LTI plans, we undertook the following actions:

¡   For purposes of PSUs payout disclosure, we enhanced disclosure to (i) expressly tie the Company’s adjusted EPS performance for completed performance periods to the adjusted EPS performance multiplier which, when combined with the TSR modifier, results in the reported PSU payout; and (ii) detail the TSR modifier metrics. See “Payout of 2020 Performance Units” on page 70 for additional information.

¡   Enhanced our disclosure of the rationale for the performance goals we use.

2023 Executive Compensation Program Updates

•  While our shareholders were otherwise generally pleased with the overall design and framework in our executive compensation program, some shareholders did inquire about the rationale for (i) the use of adjusted EPS as a duplicate metric in our short-term incentive and LTI plans and (ii) the performance goals used in our LTI plan. Our Compensation Committee used this opportunity and took a holistic review of our executive compensation program in early 2023.

•  Eliminated Duplicate Metrics in Annual and LTI Plans and Reduced Payout Maximum in Long-Term Incentive Plans. In February 2023, our Compensation Committee determined to enact the following changes:

¡   Eliminated adjusted EPS as a duplicate metric by removing it from the short-term incentive plan. We undertook this action to avoid any confusion between a single adjusted EPS number set annually (under our short-term plan) versus a compounded three year adjusted EPS number (under our LTI plan). See “2023 Short-Term Incentive Plan Changes” on page 63 for additional information.

¡   Set adjusted net revenue and adjusted operating margin as the sole and equally weighted metrics for the short-term incentive plan to reflect the removal of adjusted EPS.

¡   Reduced the maximum payout opportunity for PSUs granted in 2023 from 400% of target to 200% of target to better align with competitive market practices. See “2023 Long-Term Incentive Plan Changes” on page 66 for additional information.

•  Refreshed Composition of Compensation Committee. In response to the low advisory vote on executive compensation in 2022 and in order to ensure our independent directors can appropriately challenge the Company’s compensation philosophy to ensure it continues to link with the Company’s strategy for future growth and long term value creation, we have changed the makeup of the Compensation Committee by replacing a member who is not being renominated with two independent directors.

60 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Summary of 2022 Named Executive Officer Compensation

Named Executive Officer Compensation Design, Elements and Pay Mix

The following charts show the mix of total target compensation in 2022 for our Chief Executive Officer and the average of the other NEOs (excluding Paul Todd, our former Chief Financial Officer, who as of June 30, 2022 retired from this position and subsequently left the Company on August 31, 2022), as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO Total Target Compensation	Other NEOs Total Target Compensation

*	Performance units are reflected at target allocation.

CEO Compensation and Performance Alignment

As shown above, 93% of the Chief Executive Officer’s target pay opportunity is performance-based (at-risk pay) or delivered in long-term incentives to directly align the Chief Executive Officer’s pay with shareholders’ interests. The below chart highlights the effectiveness of our pay to performance alignment as the decline in our Chief Executive Officer’s realizable pay over the cumulative last three year period mirrors the decline in our equity market capitalization over the same period.

*

Target pay includes the sum of base salary, target bonus opportunity, and the target grant date fair value of long-term incentive awards, including stock options, restricted stock and PSUs (including the 2021 BP&R performance awards). Realizable compensation includes the sum of base salary paid, annual cash bonus earned and the value as of December 31, 2022 of outstanding long-term incentive awards based on the price per share of $99.32 and, with respect to PSUs, the value of actual performance for the 2020 awards and, for the 2021 and 2022 awards, actual performance for years completed and target performance for years not completed (applying the same TSR modifier applied to the 2020 awards). This chart provides supplemental information regarding the compensation paid to the Chief Executive Officer and should not be viewed as a substitute for the Summary Compensation Table or any other compensation related information that is required to be discussed in this proxy statement.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 61

2022 Executive Compensation Policies and Practices

Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to Global Payments’ future success for the long-term benefit of shareholders and reward them for doing so. Accordingly, our board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. We believe that for 2022, our executive compensation program aligned individual compensation with the short-term and long-term performance of our Company in ways such as the following:

•	Pay opportunities were appropriate to the size of our Company when compared to peer companies.

•	Our compensation program was heavily performance-based, using multiple measures for incentives.

•	Performance metrics under our short-term and long-term incentive plans are adjusted to reflect acquisitions and dispositions that we make during the year.

•	Long-term incentives were linked to shareholder value through PSUs, stock options and time-based restricted stock that change in value as share price fluctuates.

•	Performance metrics for the allocation of PSUs require sustained growth each year over a three-year period.

•	Payouts for the target allocation of 2022 PSUs may be increased or decreased based on our total shareholder return performance rank relative to the S&P 500 index.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our NEOs.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•

Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	The Compensation Committee certifies performance results for purposes of executive compensation.

•	We do not re-price or backdate stock options or issue discounted stock options.

•	We do not pay dividend equivalent rights with respect to performance units.

Summary of 2022 Base Salary and Incentive Compensation

The table below reflects the compensation components for each NEO for 2022 at target levels. With the exception of base salary and time-based restricted stock awards, all target compensation is performance-based. NEOs are also subject to stock ownership guidelines.

Name	Base Salary	% of Total	Target Short- Term Cash Incentive	% of Total	Target Long- Term Equity Incentives(1)	% of Total	Total
Jeffrey S. Sloan	$1,200,000	7%	$2,400,000	13%	$14,500,000	80%	$18,100,000
Cameron M. Bready	$725,000	10%	$906,250	13%	$5,470,000	77%	$7,101,250
Joshua J. Whipple*	$700,000	13%	$770,000	14%	$3,930,000	73%	$5,400,000
Paul M. Todd*	$680,000	13%	$714,000	13%	$4,000,000	74%	$5,394,000
Guido F. Sacchi	$625,000	14%	$625,000	14%	$3,250,000	72%	$4,500,000
David L. Green	$600,000	15%	$600,000	15%	$2,800,000	70%	$4,000,000

(1)	Target long-term equity incentives include target levels of (i) performance units; (ii) restricted stock awards; and (iii) stock options.

62 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022. This table reflects Mr. Whipple’s target compensation on an annualized basis. See “Long-Term Incentive Plan” on page 66 for more details on his long-term equity incentives for 2022.

The annual compensation program also includes other benefits, including limited perquisites and non-qualified deferred compensation, as described below.

Base Salary

Base salary provides our NEOs with a level of compensation consistent with their responsibilities, experience and performance in relation to comparable positions in the marketplace. The Compensation Committee reviews the base salaries of our NEOs annually and may do so more frequently upon a change in circumstances. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO.

Base salary represented 7% of our Chief Executive Officer’s total compensation target and an average of 13% of the total compensation target for our other NEOs. It is the one component of compensation that does not fluctuate with either our Company’s performance and/or the value of our stock.

During the Compensation Committee’s annual review of base salaries for our NEOs for 2022, they considered the competitiveness of each NEO’s pay opportunity relative to comparable positions in the Company’s peer group, the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

In consultation with its independent consultant, the Compensation Committee decided to increase the base salary of our NEOs for 2022 as set out below. The Compensation Committee also considered that, previously, our NEOs’ salaries had remained at the same salary level since the closing of the merger with TSYS in September 2019, and in the case of Mr. Sloan, since 2016.

Name	2022	2021	% Change
Jeffrey S. Sloan	$1,200,000	$1,000,000	20%
Cameron M. Bready	$725,000	$700,000	4%
Joshua J. Whipple*	$700,000	—	—
Paul M. Todd*	$680,000	$680,000	—
Guido F. Sacchi	$625,000	$575,000	9%
David L. Green	$600,000	$550,000	9%

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022. This table reflects Mr. Whipple’s base salary on an annualized basis.

Short-Term Incentive Plan

Under our short-term incentive plan, we provide our NEOs with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives. Our short-term incentive plan provides an opportunity for NEOs to earn variable at-risk cash.

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Target Bonus Opportunities

In February 2022, our Compensation Committee, in consultation with its independent consultant, approved the following target bonus opportunities for each of the NEOs, expressed as a percentage of base salary. The Compensation Committee considers adjustments to target bonus opportunities on an annual basis and may do so more frequently upon a change in circumstances.

	Annual Target Bonus Opportunity	% of Base Salary

Jeffrey S. Sloan	$2,400,000	200%

Cameron M. Bready	$906,250	115%

Joshua J. Whipple*	$770,000	110%

Paul M. Todd*	$714,000	105%

Guido F. Sacchi	$625,000	100%

David L. Green	$600,000	100%

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022. This table reflects Mr. Whipple’s target compensation on an annualized basis.

Performance Metrics

For 2022, our short-term incentive plan included financial performance goals related to adjusted EPS, adjusted net revenue and adjusted operating margin. For each of these separately calculated performance metrics, each NEO could earn from 0% to 200% of the target opportunity. See Appendix A to this proxy statement for a description of the calculation of these measures. Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings.

Metric / Weighting	Rationale	Threshold	Target	Maximum
Adjusted EPS (33%)	Core driver of performance and shareholder value creation	50%	100%	200%
Adjusted Net Revenue (33%)	Key component of annual operating plan	50%	100%	200%
Adjusted Operating Margin (33%)	Key measurement of overall profitability	50%	100%	200%

64 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

The Compensation Committee set 2022 targets that exceeded the Company’s 2021 performance levels. The Compensation Committee believed these performance goals were achievable, but appropriately challenging, based on market climate and internal budgeting and forecasting. The following table sets forth the range of goals for the performance measures for 2022, our actual performance results and the actual performance payout results for 2022 as compared to 2021.

	2022 Performance and Targets			2021 Performance and Targets
Performance / Payout	Adjusted EPS	Adjusted Net Revenue (millions)	Adjusted Operating Margin	Adjusted EPS	Adjusted Net Revenue (millions)	Adjusted Operating Margin
Performance thresholds:
Threshold	$8.86	$7,756	42.3%	$7.22	$7,033	40.9%
Target	$9.52	$8,430	42.8%	$7.76	$7,645	41.4%
Maximum	$9.71	$8,515	43.0%	$7.92	$7,721	41.6%
Actual Performance	$9.50	$8,207	43.8%	$8.16	$7,738	41.8%
Actual Performance Payout Results	98%	83.5%	200%	200%	200%	200%

Payouts for Short-Term Incentive Plan

The following table summarizes the final short-term incentive plan payouts for each NEO based on performance in 2022 for each performance metric and actual payout.

Name	Adjusted EPS	Adjusted Net Revenue	Adjusted Operating Margin	Total Payout	Payout %
Jeffrey S. Sloan	$784,000	$668,000	$1,600,000	$3,052,000	127.2%
Cameron M. Bready	$296,042	$252,240	$604,167	$1,152,449	127.2%
Joshua J. Whipple*	$125,767	$107,159	$256,667	$489,592	127.2%
Paul M. Todd*	$155,493	$132,487	$317,333	$605,313	127.2%
Guido F. Sacchi	$204,167	$173,958	$416,667	$794,792	127.2%
David L. Green	$196,000	$167,000	$400,000	$763,000	127.2%

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022. The Compensation Committee approved a prorated partial bonus for Mr. Todd based on actual performance for the full months of employment through his separation date. Mr. Whipple’s short-term incentive payout for 2022 was prorated based on a partial year of service as NEO and Chief Financial Officer.

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2023 Short-Term Incentive Plan Changes

Following the 2022 say-on-pay advisory vote, the Compensation Committee made significant changes to the NEO compensation plan design that balanced stakeholder feedback and recommendations from our independent compensation consultant, FWC.

In order to eliminate the use of duplicate metrics between the short-term incentive plan and the long-term incentive plan, the Compensation Committee, in consultation with FWC, eliminated adjusted EPS as a metric from the Company’s short-term incentive plan. For 2023, the short-term incentive plan will be based on financial performance goals related to adjusted net revenue and adjusted operating margin, each weighted equally. We chose these measures because we believe they motivate our executives to drive Company growth and profitability consistent with our strategic objectives.

Over the past few years, the Compensation Committee has measured adjusted EPS on an annual basis compounded over three years in the Company’s long-term incentive plan. Feedback from our shareholders supports the committee’s belief that this provides a strong incentive for sustained results over the long-term. As a result, although the committee made significant changes to our long-term incentive plan for 2023 (as described on page 68 below), we will continue to use a compounded adjusted EPS performance measure with a relative TSR modifier for the Company’s long-term incentive plan.

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to our NEOs and other key employees throughout the Company. All LTI grants are made pursuant to our 2011 Amended and Restated Incentive Plan, or the 2011 Incentive Plan, which was last approved at our 2016 annual shareholders meeting. All grants of LTIs to our NEOs were approved by the Compensation Committee and are based on target values consistent with each NEO’s responsibilities, relative to comparable positions in the marketplace. LTI awards align the NEOs’ interests with those of the shareholders by linking their compensation to our share price.

In determining the LTI awards for each NEO, the Compensation Committee considered the market data for LTI awards and target total direct compensation opportunities for comparable positions within our peer group, as reflected in the annual FWC report, the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief Executive Officer’s assessment and recommendations with respect to the other NEOs. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance and tenure. After considering all of these factors, the Compensation Committee decided to increase each NEO’s LTI target opportunity for 2022 except for our Chief Executive Officer, Mr. Sloan.

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The target allocation of the February 2022 LTI awards for our NEOs is reflected in the following table:

Name	Performance Units	Stock Options	Restricted Stock	Total
Jeffrey S. Sloan	$7,250,000	$3,625,000	$3,625,000	$14,500,000
Cameron M. Bready	$2,735,000	$1,367,500	$1,367,500	$5,470,000
Joshua J. Whipple*	—	—	—	—
Paul M. Todd*	$2,000,000	$1,000,000	$1,000,000	$4,000,000
Guido F. Sacchi	$1,625,000	$812,500	$812,500	$3,250,000
David L. Green	$1,400,000	$700,000	$700,000	$2,800,000

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement, he forfeited his 2022 grant of LTI awards in full. Mr. Whipple succeeded Mr. Todd effective July 1, 2022, and received a restricted stock award of $1,300,000, or 10,109 shares, in connection with his appointment as Chief Financial Officer. Mr. Whipple received a target award of 4,779 performance units in 2022, which were granted prior to his appointment as Chief Financial Officer and, accordingly, have slightly different terms than the other NEOs’ performance units. Mr. Whipple’s 2022 performance units may be earned based on the same metrics as described below, but have a maximum payout of two times the target number of the performance units, and no TSR modifier. Mr. Whipple also received an award of 14,337 restricted shares in 2022, which were granted prior to his appointment as Chief Financial Officer.

Approximately half of the target allocation of LTIs granted to our NEOs in February 2022 was in the form of PSUs (expressed at target), approximately 25% was in the form of stock options, and approximately 25% was in the form of time-based restricted shares of common stock. In determining the appropriate mix of LTI awards, the Compensation Committee took into account competitive market practices of peer group companies, its belief that a blend of equity awards has both an incentive and retention effect, and its belief that granting multiple types of LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

2022 Performance Units

In February 2022, our Compensation Committee granted approximately 50% of the target allocation of the total 2022 LTI awards to our NEOs in performance units. The performance units granted to our NEOs in 2022 may be earned based on the growth of our annual adjusted EPS, as modified at the end of the three-year performance period by the TSR modifier. The maximum payout is four times the target number of the performance units. The minimum payout is zero.

At the beginning of the performance period, both the threshold, target and maximum annual adjusted EPS growth rates and the TSR modifier are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase over the actual results from the prior year, assuming constant currencies. As a result, payouts for the second and third year of the performance period require sustained growth over the three-year period. Because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The TSR modifier is determined based on the Company’s total shareholder return performance rank relative to the S&P 500 index over the entire three-year performance period. The payout percentage from the achievement of the average adjusted EPS growth rates, as determined above, may be modified up or down by the TSR modifier, to obtain a final payout percentage. This design rewards our NEOs for strong adjusted EPS growth and relative total shareholder return performance.

In determining the targets for the PSUs, the Compensation Committee balances the consideration of the likelihood of achievement for these performance targets with the effectiveness of such targets in incentivizing performance. The Compensation Committee aims to set performance targets that are expected to be possible, but not easy, to achieve with meaningful effort.

Earned performance units will convert into unrestricted shares following the third anniversary of the performance unit grant date, provided that the Compensation Committee has certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

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The following table summarizes the grant value and target number of performance units to each of the NEOs in 2022.

Name	Target Allocation to Performance Units	Number of Performance Units Granted(1)
Jeffrey S. Sloan	$7,250,000	53,301
Cameron M. Bready	$2,735,000	20,108
Joshua J. Whipple*	—	—
Paul M. Todd*	$2,000,000	14,704
Guido F. Sacchi	$1,625,000	11,947
David L. Green	$1,400,000	10,293

(1)	The number of units was calculated by taking the target value divided by our share price on the grant date of $136.02.

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement he forfeited his 2022 performance unit awards in full. Mr. Whipple succeeded Mr. Todd effective July 1, 2022, but did not receive PSUs in connection with his appointment as Chief Financial Officer. Mr. Whipple received a target award of 4,779 performance units in 2022, which were granted prior to his appointment as Chief Financial Officer and are reflected in the Summary Compensation Table on page 75. Mr. Whipple’s 2022 performance units may be earned based on the same metrics as described above, but have a maximum payout of two times the target number of the performance units, and no TSR modifier.

2023 Long Term Incentive Plan Changes

Following the 2022 say-on-pay advisory vote, engagement with our shareholders and discussions with FWC, the Compensation Committee took the following significant actions to modify the LTI plan:

●   Reduced the maximum payout opportunity for PSUs granted in 2023 from 400% of target to 200% of target to better align with competitive market practices.

●   Similar to the 2022 PSUs, the PSUs granted in 2023 will have a three-year performance period and may be earned based on the sustained year-over-year growth of our annual adjusted EPS, subject to downward or upward adjustment of 25% based on relative TSR (up to a 200% of target maximum).

Over the past few years, the Compensation Committee has measured adjusted EPS on an annual basis compounded over three years in the Company’s long-term incentive plan, and, prior to 2022, the Company received strong support for the say-on-pay advisory vote every year since 2016. Feedback from our shareholders supports the committee’s belief that the use of this performance metric provides a strong incentive for sustained results over the long-term. In addition, the Compensation Committee uses a relative TSR modifier because it believes that this metric further aligns our executive compensation program with the creation of shareholder value.

These changes will go into effect for PSUs granted in 2023.

68 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Stock Options

In February 2022, our Compensation Committee granted approximately 25% of the target 2022 LTI allocation in stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The stock options vest in equal installments on each of the first three anniversaries of the grant date. During 2022, the Compensation Committee approved the following stock option grants to the NEOs:

Name	Target Allocation to Stock Options	Number of Stock Options Granted(1)
Jeffrey S. Sloan	$3,625,000	74,162
Cameron M. Bready	$1,367,500	27,977
Joshua J. Whipple*	—	—
Paul M. Todd*	$1,000,000	20,459
Guido F. Sacchi	$812,500	16,623
David L. Green	$700,000	14,321

(1)

The number of shares was calculated using the Black-Scholes model on the grant date. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 75 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement, he forfeited his 2022 grant of stock options in full. Mr. Whipple succeeded Mr. Todd effective July 1, 2022. Mr. Whipple did not receive stock options in connection with his appointment as Chief Financial Officer or otherwise.

Time-Based Restricted Stock

In February 2022, our Compensation Committee granted approximately 25% of the total target 2022 LTI allocation in time-based restricted stock. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying the value of the awards to the value of our share price. The restricted shares vest in equal installments on each of the first three anniversaries of the grant date.

Our NEOs received the following number of restricted shares in 2022:

Name	Target Allocation to Restricted Stock(1)	Number of Restricted Shares Granted(1)(2)
Jeffrey S. Sloan	$3,625,000	26,651
Cameron M. Bready	$1,367,500	10,054
Joshua J. Whipple*	$1,300,000	10,109
Paul M. Todd*	$1,000,000	7,352
Guido F. Sacchi	$812,500	5,974
David L. Green	$700,000	5,147

(1)

Excludes restricted stock granted in February 2022 following the Compensation Committee’s exercise of discretion to reduce the 2021 short-term incentive payouts to 100% for each NEO (with the exception of Mr. Whipple who was not an NEO at the time) and forgo the remaining cash compensation, which resulted in each NEO receiving at-risk compensation in lieu of a defined cash amount.

(2)	The number of shares was calculated by dividing the dollar value by the share price as of the grant date on February 22, 2022 ($136.02) and August 4, 2022 ($128.60) for Mr. Whipple.

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement, he forfeited his 2022 grant of restricted stock in full. Mr. Whipple succeeded Mr. Todd effective July 1, 2022 and, in connection with his appointment as Chief Financial Officer, the Compensation Committee approved the above-described restricted stock grant on August 4, 2022. Mr. Whipple received an award of 14,337 restricted shares in 2022, which were granted prior to his appointment as Chief Financial Officer and are reflected in the Summary Compensation Table on page 75.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 69

2022 Restricted Stock Grants in lieu of Earned Short-Term Incentive Cash Payouts

●   In February 2022, the Compensation Committee exercised its discretion to reduce the 2021 short-term incentive cash payouts to 100% for each NEO and forgo the remaining earned cash compensation which would have resulted based on actual performance.

●   The foregone value was delivered in the form of restricted shares of our common stock, which the Compensation Committee granted in February 2022, with each NEO receiving at-risk compensation in lieu of a defined cash amount.

●   There were no one-time equity grants in 2022.

Payout of 2020 Performance Units

The 2020 PSUs could be earned between 0% and 400% of target based on achievement of annual adjusted EPS growth rates, subject to a relative TSR modifier. The percentage increase goals for threshold, target and maximum are set at the beginning of the three year period and do not change throughout. The actual adjusted EPS growth goals for each of the three years in the performance period are then determined as a percentage increase over the actual results from the prior year using the growth rates set at the beginning of the three year period, assuming constant currencies, with payouts determined based on straight line interpolation. As a result, payouts for the second and third year of the performance period required sustained growth over the three-year period.

Enhanced our Disclosure of PSUs Design

In response to shareholder feedback during our 2022 shareholder engagement for enhanced transparency around our performance results and target setting under our LTI plan, we have:

●   Included a table expressly tying the Company’s adjusted EPS performance for completed performance periods to the adjusted EPS performance multiplier which, when combined with the TSR modifier, results in the reported PSU payout.

●   Included a table detailing the TSR modifier metrics.

●   Enhanced our disclosure of the rationale for the performance goals we use.

Actual 2020 Adjusted EPS Growth Results

Performance Year	Actual Annual Adjusted EPS Growth	Annual Multiple	Actual EPS Performance Multiplier(2)
2020(1)	3%	0%	161%
2021	25%	300%
2022	17.3%	182.5%

(1)	The Compensation Committee did not make any adjustments to the 2020 performance targets as a result of the business disruption from the COVID-19 pandemic.

(2)	Reflects the average of the resulting Annual Multiples for each of 2020, 2021 and 2022.

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	Company’s TSR Percentile Rank vs. S&P 500 (01/01/2020-12/31/2022)	TSR Modifier	Actual TSR Performance and Relative TSR Modifier
Enhancement	70th percentile or above	+50%	In the period ended 12/31/2022, our TSR ranked below the 30th percentile relative to companies in the S&P 500 index, and therefore the final performance payout was reduced by 50%.
No change	Between 31st and 69th percentiles
Reduction	30th percentile or below	-50%

Final Payout Determination for 2020 Performance Units

The 2020 performance units were earned at 80.5% of target, as follows:

Name	Target Number of Shares Granted	Target Value When Granted	Shares Earned at End of Performance Period	Value When Earned(1)	Value Earned as a % of Target Grant Value(1)
Jeffrey S. Sloan	33,680	$6,750,146	27,112	$2,692,764	39.9%
Cameron M. Bready	13,098	$2,625,101	10,544	$1,047,230	39.9%
Paul M. Todd*	9,481	$1,900,182	—	—	—
Guido F. Sacchi	6,861	$1,375,082	5,523	$548,544	39.9%
David L. Green	5,239	$1,050,000	4,217	$418,832	39.9%

(1)	Reflects the total value based upon the closing share price of $99.32 on December 31, 2022.

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement, he forfeited his 2020 PSUs grant, results for which had not been certified by the Compensation Committee at the time of his retirement.

Other Benefits

Other perquisites are provided to help our NEOs be more productive and efficient and as a competitive compensation measure. They are limited in amount and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning, access to an executive health program and personal use of the Company airplane. Annual NEO personal use of the plane is capped at 50 hours of flight time for the Chief Executive Officer, 25 hours of flight time for the President and Chief Operating Officer, and 15 hours for all other NEOs. To the extent an NEO or other employee uses the Company’s plane for personal travel without reimbursement to the Company, they are imputed compensation for tax purposes based on the Standard Industry Fare Level rates that are published by the IRS.

Our NEOs are eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other eligible forms of compensation. In 2022, Mr. Whipple was the only NEO who made an election to contribute into the deferred compensation plan and no NEOs made withdrawals from the deferred compensation plan. In addition, the NEOs are eligible for a 401(k) restoration program in which a participant will continue to receive company match once they contribute annually 5% of

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 71

eligible pay up to the IRS income limit. The restoration Company match, which is contributed into the non-qualified deferred compensation plan, vests immediately after three years of service. The vesting criteria changed in 2022 to better align to market and applied to all participants, including the NEOs. See “Compensation of Named Executive Officers — Non-Qualified Deferred Compensation Plan” on page 81 for more detail regarding the plan.

Employment Agreements

We are party to an employment agreement with each of our NEOs. These employment agreements provide benefits to our Company that, we believe, are necessary in order to attract and retain highly-qualified executives. Each NEO has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the NEO, but we do not provide for any excise tax gross-ups.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our NEOs with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our NEOs with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk and performance-based incentive award opportunities that are payable only if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our NEOs’ interests with those of our shareholders by making stock-based incentives a core element of our NEOs’ compensation; and

•	protect our competitive position by prohibiting our NEOs from competing with our Company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses potential risk and risk mitigation factors in our compensation program. For 2022, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our NEOs, and are not reasonably likely to have a material adverse effect on our Company.

Role of the Independent Compensation Consultant

Our Compensation Committee retained FWC as its independent compensation consultant. The Compensation Committee assessed the independence of FWC and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that FWC is independent. FWC took guidance from and reported directly to the Compensation Committee. FWC advised the Compensation Committee on current and future trends and issues in executive compensation and on the

72 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

competitiveness of the compensation structure and levels of our NEOs during 2022. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for 2022, FWC performed the following services:

•

Conducted market reviews and analyses for our NEOs to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Reviewed the compensation programs with management to assess whether the policies and programs encourage behaviors that would create material adverse risk for the Company;

•	Assessed the overall retention value of outstanding equity for our NEOs as well as the Chief Executive Officer’s pay relative to company performance; and

•	Attended Compensation Committee meetings, as requested by the committee, to discuss these items.

All services performed for us by FWC during 2022 were related to executive compensation.

Market Data

Our Compensation Committee considers the compensation programs and practices and resulting NEO compensation opportunities and levels of selected other companies to assist it in setting our NEOs’ compensation to ensure that it remains competitive. The companies in the peer group were chosen, in consultation with FWC, because (i) each company in the peer group is in the technology industry; (ii) each company in the peer group is publicly traded; (iii) at the time the peer group was constructed, our revenues and market cap were near the median of the group as a whole; and (iv) we compete for talent with many of these companies.

•  Adobe Inc.

•  Alliance Data Systems Corporation

•  Automatic Data Processing, Inc.

•  Broadridge Financial Solutions, Inc.

•  Cognizant Technology Solutions Corporation

•  Equifax Inc.

•  Fidelity National Information Services, Inc.

•  Fiserv, Inc.

•  FleetCor Technologies, Inc.

• Intercontinental Exchange • Intuit, Inc. • Mastercard Inc. • Paychex, Inc. • PayPal Holdings, Inc. • Salesforce.com, Inc. • Verisk Analytics, Inc. • VMware, Inc.

The current peer group was selected in 2019 following our merger with TSYS. In 2022, FWC conducted a review based on the above criteria and recommended no changes to the peer group for 2022. In connection with the Compensation Committee setting NEO compensation for 2022, FWC collected and analyzed comprehensive market data. FWC presented market figures representing competitive ranges for base salary, target short-term incentive opportunity, and long-term incentive opportunity.

Role of Named Executive Officers

In 2022, our Chief Executive Officer developed compensation recommendations for the NEOs based on market data supplied by FWC, our Company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. FWC examined market data from our peer group and analyzed compensation for comparable positions to those of our NEOs. The Compensation Committee considered the Chief Executive Officer’s recommendations, other than for himself, in conjunction with the counsel of FWC and the market data, in determining the compensation elements for these NEOs. In considering the FWC report, the Compensation Committee primarily considered and reviewed within the peer group. In setting actual compensation levels for our NEOs, however, the Compensation Committee did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process. The Compensation Committee

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 73

determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with FWC. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees shortly after the public disclosure of either the Company’s fourth quarter earnings release or the filing of the Company’s annual report, based upon the closing price of our common stock on the grant date. From time to time, our Compensation Committee may approve supplemental or other non-recurring grants outside of our annual compensation program.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our NEOs and other members of senior management to foster equity ownership and align the interests of our management team, including our NEOs, with our shareholders. More specifically, within three years of his or her initial appointment to the position, the executive is expected to beneficially own at least the number of shares as follows:

•	For the Chief Executive Officer: equal to 600% of his or her base salary;

•	For the President: equal to 400% of his or her base salary;

•	For the Chief Financial Officer and all other NEOs: equal to 300% of his or her base salary; and

•	For other select members of senior management: equal to 200% — 300% of his or her base salary.

Additionally, each NEO is required to hold such shares until the NEO has met the applicable ownership guideline. Each of our NEOs was in compliance with the stock ownership guidelines as of the record date.

When making equity award decisions, we do not consider existing equity ownership because we do not want to discourage executive officers from holding significant amounts of our common stock. We also do not review realized compensation from prior equity awards when making current compensation decisions.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

Report of Compensation Committee Members

The members of the Compensation Committee have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for 2022.

COMPENSATION COMMITTEE MEMBERS

John G. Bruno (Chair)

Robert H.B. Baldwin, Jr.

Kriss Cloninger III

Joia M. Johnson

Joseph H. Osnoss

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Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during 2022, 2021, and 2020.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jeffrey S. Sloan	2022	$1,200,000	$14,128,192	$3,625,039	$3,052,000	$265,347	$22,270,578
Chief Executive Officer	2021	$1,000,000	$16,804,925	$3,625,029	$1,750,000	$138,439	$23,318,393
	2020	$269,231	$11,690,665	$3,375,030	—	$182,346	$15,517,272
Cameron M. Bready	2022	$725,000	$5,474,783	$1,367,516	$1,152,449	$135,814	$8,855,562
President and Chief Operating Officer	2021	$700,000	$6,731,891	$1,328,775	$805,000	$85,002	$9,650,968
	2020	$525,000	$5,046,495	$1,312,506	—	$97,766	$6,981,767
Joshua J. Whipple*	2022	$625,000	$3,900,176	—	$769,358	$93,776	$5,388,310
Senior EVP and Chief Financial Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Paul M. Todd*	2022	$453,333	$4,128,815	$1,000,036	$605,313	$53,324	$6,240,821
Former Senior EVP and Chief Financial Officer	2021	$680,000	$4,353,861	$950,058	$714,000	$53,474	$6,751,393
	2020	$510,000	$3,891,107	$950,002	—	$88,167	$5,439,276
Guido F. Sacchi	2022	$625,000	$3,349,612	$812,532	$794,792	$113,798	$5,695,734
Senior EVP and Chief Information Officer	2021	$575,000	$3,931,953	$750,042	$575,000	$65,053	$5,897,048
	2020	$431,250	$2,631,746	$687,545	—	$89,139	$3,839,680
David L. Green	2022	$600,000	$2,940,476	$700,010	$763,000	$111,298	$5,114,784
Senior EVP, General Counsel and Corporate Secretary	2021	$550,000	$3,203,207	$600,047	$550,000	$64,164	$4,967,418
	2020	$412,500	$2,018,628	$525,024	—	$71,685	$3,027,837

*

Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Upon Mr. Todd’s retirement, he forfeited his 2022 LTI grant in full. Mr. Whipple succeeded Mr. Todd effective July 1, 2022.

(1)

For 2022, reflects Mr. Todd’s compensation earned through August 31, 2022, which was his last day of employment with the Company. Mr. Whipple’s salary reflects (i) a partial year of service as SEVP and Chief Strategy and Risk Officer of the Company and (ii) a partial year of service as NEO and Chief Financial Officer.

For 2020, reflects (i) the voluntary 100% reduction in Mr. Sloan’s base salary for the period from April 2020 through December 2020 and (ii) the voluntary 50% base salary reductions for our other NEOs at the time for the period from April 2020 through September 2020.

(2)

This column reflects the aggregate grant date fair value of (i) awards of time-based restricted shares of our common stock and (ii) awards of performance units (including the one-time award of BP&R performance units granted in 2021).

For 2022, reflects the following for Mr. Whipple: (i) a grant of 10,109 shares of restricted stock in connection with Mr. Whipple’s appointment as Chief Financial Officer; (ii) a grant of 14,337 shares of restricted stock, which were granted prior to his appointment as Chief Financial Officer; and (iii) a grant of 4,799 PSUs, which were granted prior to his appointment as Chief Financial Officer and, accordingly, have slightly different terms than the other NEOs’ performance units. Mr. Whipple’s 2022 PSUs may be earned based on the same metrics as the other NEOs, but have a maximum payout of two times the target number of the performance units, and no TSR modifier.

In connection with the 2021 payouts under the short-term incentive plan, the Compensation Committee exercised its discretion to reduce the short-term incentive cash payouts to 100% for each NEO (with the exception of Mr. Whipple who was not an NEO at the time), and forgo the remaining cash compensation which would have resulted based on actual performance. In February 2022, the Compensation Committee granted awards of restricted shares of our common stock to each NEO (with the exception of Mr. Whipple) in an amount equal to the cash compensation which the Compensation Committee reduced in its discretion, which resulted in each NEO receiving at-risk compensation in lieu of a defined cash amount. Such awards are reflected in this column for the year 2022 for purposes of this table.

The aggregate grant date fair value of the BP&R performance units granted in 2021 was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures.

The grant date fair value of the performance units granted in 2022, 2021 and 2020 was calculated using the Monte Carlo model. The calculation for the grant date fair value of the 2022 performance units incorporated the following assumptions:

Grant Date	Performance Period End Date	Expected Term (years)	Expected Volatility	Risk-Free Interest Rate	Expected Dividend Yield
2/22/2022	12/31/2024	2.85 years	39.86%	1.71%	0.74%

The Company used its historical share prices as the basis for the volatility assumptions. The risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant. The expected term was based on the time remaining in the performance period on the grant date.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 75

The tables below set forth the target grant date fair value and the maximum grant date fair value, assuming that the highest levels of performance conditions were achieved, for all performance-based awards granted during 2022, 2021 and 2020, for which an amount less than the maximum is reflected in the table above.

	2022 Performance Units
Name	Grant Date Fair Value at Target	Grant Date Fair Value Assuming Highest Performance
Jeffrey S. Sloan	$8,753,090	$35,012,361
Cameron M. Bready	$3,302,136	$13,208,543
Joshua J. Whipple	$650,040	$1,300,079
Paul Todd	$2,414,691	$9,658,764
Guido F. Sacchi	$1,961,936	$7,847,745
David L. Green	$1,690,316	$6,761,266

	2021 Performance Units		2021 BP&R Performance Units(a)
Name	Grant Date Fair Value at Target	Grant Date Fair Value Assuming Highest Performance	Grant Date Fair Value at Target	Grant Date Fair Value Assuming Highest Performance
Jeffrey S. Sloan	$7,846,944	$31,387,775	$5,332,832	$5,332,832
Cameron M. Bready	$2,876,371	$11,505,484	$2,526,625	$2,526,625
Paul M. Todd	$2,056,430	$8,225,721	$1,347,324	$1,347,324
Guido F. Sacchi	$1,623,542	$6,494,169	$1,558,285	$1,558,285
David L. Green	$1,298,876	$5,195,505	$1,304,091	$1,304,091

(a)

The BP&R performance goal for 2021 was met. Accordingly, the Compensation Committee certified the achievement of the BP&R performance goal at 100%. The awards converted into restricted shares of our common stock on the first anniversary of the grant date, with one-third vesting as of such date and the remaining two-thirds to vest ratably over the ensuing two years. In connection with his retirement, Mr. Todd forfeited the unvested portion of the BP&R awards.

	2020 Performance Units
Name	Grant Date Fair Value at Target	Grant Date Fair Value Assuming Highest Performance
Jeffrey S. Sloan	$8,315,592	$33,262,368
Cameron M. Bready	$3,233,896	$12,935,584
Paul Todd	$2,340,859	$9,363,436
Guido F. Sacchi	$1,693,981	$6,775,924
David L. Green	$1,293,509	$5,174,036

(3)

This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The grant date fair values were calculated using the Black-Scholes valuation model. The assumptions used in determining the Black-Scholes value are provided in Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)

This column reflects cash payouts approved by our Compensation Committee under our short-term incentive plan, including a prorated partial bonus for Mr. Todd based on actual performance for the full months of employment through his separation date.

In connection with the 2021 payouts under the short-term incentive plan, the Compensation Committee exercised its discretion to reduce the short-term incentive cash payouts to 100% for each NEO (with the exception of Mr. Whipple who was not an NEO at the time) and forgo the remaining cash compensation

76 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

which would have resulted based on actual performance, which resulted in each NEO receiving at-risk compensation in lieu of a defined cash amount.

(5)	This column includes the following compensation components for 2022:

Name	Company Contributions to 401(K) Plans	Company Contributions to Non-Qualified Deferred Compensation Plan	Financial Planning Services	Other Perquisites and Personal Benefits(a)	Total
Jeffrey S. Sloan	$15,250	$132,058	$22,710	$95,329	$265,347
Cameron M. Bready	$15,250	$61,226	$18,305	$41,033	$135,814
Joshua J. Whipple	$15,250	$26,536	$18,305	$33,685	$93,776
Paul M. Todd	$15,250	—	—	$38,074	$53,324
Guido F. Sacchi	$15,250	$44,702	$18,305	$35,541	$113,798
David L. Green	$15,250	$42,202	$18,305	$35,541	$111,298

(a)

These perquisites and personal benefits consist of compensation related to personal usage of the Company airplane. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit. For compensation reporting purposes, we valued the incremental cost of the personal use of the aircraft based on the variable costs incurred by the Company, which include (i) landing, ramp and parking fees and expenses; (ii) crew travel expenses; (iii) supplies and catering, (iv) aircraft fuel and oil expense; (v) any customs, foreign permit and similar fees; (vi) crew travel; (vii) passenger ground transportation; and (viii) maintenance fees and expenses associated with the plane. The incremental cost of the use of the airplane does not include any costs that would have been incurred by the Company whether or not the personal trip was taken.

Grants of Plan-Based Awards in 2022

The following table sets forth information concerning grants of plan-based awards during 2022 to the NEOs, all of which were made pursuant to our 2011 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	2/22/2022	$1,200,000	$2,400,000	$4,800,000
Performance units	2/22/2022				13,325	53,301	213,204				$8,753,090
Restricted shares	2/22/2022							39,517			$5,375,102
Stock options	2/22/2022								74,162	$136.02	$3,625,039
Cameron M. Bready
Cash	2/22/2022	$453,125	$906,250	$1,812,500
Performance units	2/22/2022				5,027	20,108	80,432				$3,302,136
Restricted shares	2/22/2022							15,973			$2,172,647
Stock options	2/22/2022								27.977	$136.02	$1,367,516
Joshua J. Whipple
Cash	7/1/2022	$385,000	$770,000	$1,540,000
Performance units	2/22/2022				1,195	4,779	9,558				$650,040
Restricted shares	2/22/2022							14,337			$1,950,119
Restricted shares	8/4/2022							10,109			$1,300,017
Paul M. Todd
Cash	2/22/2022	$357,000	$714,000	$1,428,000
Performance units	2/22/2022				3,676	14,704	58,816				$2,414,691
Restricted shares	2/22/2022							12,602			$1,714,124
Stock options	2/22/2022								20,459	$136.02	$1,000,036
Guido F. Sacchi
Cash	2/22/2022	$312,500	$625,000	$1,250,000
Performance units	2/22/2022				2,987	11,947	47,788				$1,961,936
Restricted shares	2/22/2022							10,202			$1,387,676
Stock options	2/22/2022								16,623	$136.02	$812,532
David L. Green
Cash	2/22/2022	$300,000	$600,000	$1,200,000
Performance units	2/22/2022				2,573	10,293	41,172				$1,690,316
Restricted shares	2/22/2022							9,191			$1,250,160
Stock options	2/22/2022								14,321	$136.02	$700,010

(1)

These columns reflect the threshold, target and maximum annual cash incentive opportunities under our short-term incentive plan approved by the Compensation Committee. At the time of the filing of this proxy statement, the actual results of our non-equity incentive plan were certified, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 77

(2)

These columns reflect the number of estimated future payouts of performance units granted in 2022 based on threshold, target and maximum award opportunities. The NEOs do not have the right to vote the underlying shares, and dividends are not payable or otherwise accrued to the NEOs until the units are converted into a stock grant at the end of the applicable performance period and committee certification. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders. The performance units granted to Mr. Whipple were granted prior to his appointment as Chief Financial Officer.

(3)

This column reflects the number of restricted shares granted in 2022, which includes (i) the annual target allocation of restricted shares that will vest in equal installments on each of the first three anniversaries of the grant date and (ii) the restricted shares granted in 2022 in connection with the foregone cash compensation for the 2021 short-term incentive plan payouts, (with the exception of Mr. Whipple who was not a NEO at the time), as further described in footnote (4) to the Summary Compensation Table, which restricted shares fully vested on the first anniversary of the grant date.

(4)	This column represents the number of stock options granted in 2022 that will vest in equal installments on each of the first three anniversaries of the grant date.

(5)	This column represents the aggregate grant date fair value of equity awards granted in 2022, as further described in footnotes (2) and (3) to the Summary Compensation Table.

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Outstanding Equity Awards at December 31, 2022

The following table provides the outstanding equity awards at December 31, 2022 for each of the NEOs, other than Mr. Todd who forfeited his outstanding equity awards in connection with his retirement in June 2022 and, accordingly, did not hold any outstanding equity awards as of December 31, 2022.

		Option Awards				Stock Awards
Name	Grant/ Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Jeffrey S. Sloan	7/29/2016	36,676	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	63,345	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	53,435	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	69,445	—	$128.22	2/25/2029	—		—	—		—
	2/24/2020	41,021	20,511	$200.42	2/24/2030	—		—	—		—
	2/22/2021	18,311	36,622	$196.06	2/22/2031	—		—	—		—
	2/22/2022	—	74,162	$136.02	2/22/2032	—		—	—		—
	2/24/2020	—	—	—	—	5,614	(3)	$557,582	—		—
	2/22/2021	—	—	—	—	12,327	(3)	$1,224,318	—		—
	2/22/2021	—	—	—	—	18,134	(3)	$1,801,069	—		—
	2/22/2022	—	—	—	—	26,651	(3)	$2,646,977	—		—
	2/22/2022	—	—	—	—	12,866	(3)	$1,277,851	—		—
	2/24/2020	—	—	—	—	—		—	27,112	(4)	$2,692,764
	2/22/2021	—	—	—	—	—		—	110,937	(5)	$11,018,263
	2/22/2022	—	—	—	—	—		—	159,903	(6)	$15,881,566

Total		282,233	131,295			75,592		$7,507,797	297,952		$29,592,593

Cameron M. Bready	7/30/2015	3,780	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	9,703	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	16,270	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	13,038	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	20,518	—	$128.22	2/25/2029	—		—	—		—
	2/24/2020	15,952	7,977	$200.42	2/24/2030	—		—	—		—
	2/22/2021	6,712	13,424	$196.06	2/22/2031	—		—	—		—
	2/22/2022	—	27,977	$136.02	2/22/2032	—		—	—		—
	2/24/2020	—	—	—	—	3,015	(3)	$299,450	—		—
	2/22/2021	—	—	—	—	4,519	(3)	$448,827	—		—
	2/22/2021	—	—	—	—	8,592	(3)	$853,357
	2/22/2022	—	—	—	—	10,054	(3)	$998,563	—		—
	2/22/2022	—	—	—	—	5,919	(3)	$587,875	—		—
	2/24/2020	—	—	—	—	—		—	10,544	(4)	$1,047,230
	2/22/2021	—	—	—	—	—		—	40,665	(5)	$4,038,848
	2/22/2022	—	—	—	—	—		—	60,324	(6)	$5,991,380

Total		85,973	49,378	—	—	32,099		$3,188,072	111,533		$11,077,458

Joshua J. Whipple	2/22/2022	—	—	—	—	14,337	(3)	$1,423,951	—		—
	8/4/2022	—	—	—	—	10,109	(3)	$1,004,026	—		—
	2/22/2022	—	—	—	—	—		—	9,558	(6)	$949,301

Total		5,773	25,944			24,446		$2,2427,977	9,558		$949,301

Guido Sacchi	7/30/2015	4,220	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	6,382	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	10,695	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	9,975	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	11,048	—	$128.22	2/25/2029	—		—	—		—
	2/24/2020	8,356	4,179	$200.42	2/24/2030	—		—	—		—
	2/22/2021	3,788	7,578	$196.06	2/22/2031	—		—	—		—
	2/22/2022	—	16,623	$136.02	2/22/2032	—		—	—		—
	2/24/2020	—	—	—	—	1,560	(3)	$154,939	—		—
	2/22/2021	—	—	—	—	2,551	(3)	$253,365	—		—
	2/22/2021	—	—	—	—	5,299	(3)	$526,297	—		—
	2/22/2022	—	—	—	—	5,974	(3)	$593,338	—		—
	2/22/2022	—	—	—	—	4,228	(3)	$419,925	—		—
	2/24/2020	—	—	—	—	—		—	5,523	(4)	$584,544
	2/22/2021	—	—	—	—	—		—	22,953	(5)	$2,279,692
	2/22/2022	—	—	—	—	—		—	35,841	(6)	$3,559,728

Total		54,464	28,380			19,612		$1,947,864	64,317		$6,387,964

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 79

		Option Awards				Stock Awards
Name	Grant/ Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

David L. Green	7/30/2015	11,868	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	5,635	—	$74.66	7/29/2026	—		—	—		—
	3/1/2017	9,418	—	$79.45	3/1/2027	—		—	—		—
	2/26/2018	7,837	—	$114.70	2/26/2028	—		—	—		—
	2/25/2019	8,365	—	$128.22	2/25/2029	—		—	—		—
	2/24/2020	6,381	3,191	$200.42	2/24/2030	—		—	—		—
	2/22/2021	3,031	6,062	$196.06	2/22/2031	—		—	—		—
	2/22/2022	—	14,321	$136.02	2/22/2032	—		—	—		—
	2/24/2020	—	—	—	—	1,206	(3)	$119,780	—		—
	2/22/2021	—	—	—	—	2,041	(3)	$202,712	—		—
	2/22/2021	—	—	—	—	4,435	(3)	$440,484
	2/22/2022	—	—	—	—	5,147	(3)	$511,200	—		—
	2/22/2022	—	—	—	—	4,044	(3)	$401,650	—		—
	2/24/2020	—	—	—	—	—		—	4,217	(4)	$418,832
	2/22/2021	—	—	—	—	—		—	18,363	(5)	$1,823,813
	2/22/2022	—	—	—	—	—		—	30,879	(6)	$3,066,902

Total		52,535	23,574			16,873		$1,675,826	53,459		$5,309,547

(1)	All stock options were granted pursuant to our 2011 Incentive Plan and vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on December 31, 2022 of $99.32.

(3)

Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date and shares of restricted stock granted in 2022 in connection with the foregone cash compensation for 2021 short-term incentive plan payouts (with the exception of Mr. Whipple who was not a NEO at the time), as further described in footnote (4) to the Summary Compensation Table, which vested fully on the first anniversary of the grant date.

(4)

Represents performance units granted in 2020. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ended December 31, 2022, as may be further adjusted based on the TSR modifier. The final percentage of performance units earned is determined as the average of each of the three annual adjusted EPS payout percentages (as a percent of target) and then multiplied by the TSR modifier. The earned units converted into unrestricted shares on the third anniversary of the performance unit grant date, February 24, 2023, following the Compensation Committee’s certification of the performance results described above. In accordance with SEC rules, the number of performance units reflected in the table is based on actual achievement at the payout level of 80.5% based on actual adjusted EPS during 2020, 2021, and 2022, as modified based on actual TSR for the three-year performance period. See the “Payout of 2020 Performance Units” section of the Compensation Discussion and Analysis on page 70 for additional information.

(5)

Represents performance units granted during 2021. These performance units are earned based on the same calculation as the performance units granted in 2020, with a performance period ending December 31, 2023. In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement. Based on actual adjusted EPS for 2022, the assumed achievement shown in the table is at the maximum payout level of 300%, assuming no TSR modifier is applied.

(6)

Represents performance units granted during 2022. These performance units are earned based on the same calculation as the performance units granted in 2020, with a performance period ending December 31, 2024. In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement. Based on actual adjusted EPS for 2022, the assumed achievement shown in the table is at the maximum payout level of 300%, assuming no TSR modifier is applied.

The performance units granted to Mr. Whipple during 2022 were not granted under the NEO plan. These performance units are earned based on the same calculation as the performance units granted in 2020, but have a maximum payout of 200% and no TSR modifier, with a performance period ending December 31, 2024. In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement. Based on actual adjusted EPS for 2022, the assumed achievement shown in the table is at the maximum payout level of 200%.

80 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Stock Options Exercised and Stock Vested during 2022

The following table provides information on options exercised and stock awards that vested in 2022. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Jeffrey S. Sloan	—	—	98,270	$13,281,438

Cameron M. Bready	—	—	60,866	$8,086,237

Joshua J. Whipple*	—	—	19,079	$2,519,075

Paul M. Todd*	—	—	25,774	$3,408,269

Guido F. Sacchi	—	—	31,702	$4,216,593

David L. Green	—	—	28,727	$3,809,092

*	Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)

Includes shares acquired on the vesting of (i) restricted stock awards; (ii) the BP&R performance awards granted in 2021 which converted into restricted shares of our common stock on the first anniversary of the grant date; with one-third vesting as of such date and the remaining two-thirds to vest ratably over the ensuing two years; (iii) performance units granted in 2019; and (iv) synergy performance units granted in 2019.

(3)	Represents the fair market value of the shares on the vesting date.

Non-Qualified Deferred Compensation Plan

Our NEOs are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan.

The following table provides information on deferred compensation under the deferred compensation plan for each NEO during 2022. In 2022, Mr. Whipple was the only NEO who made any contributions to the deferred compensation plan. NEOs are eligible for the 401(k) restoration program in which a participant will continue to receive a company match once they have reached the IRS income limit and are contributing on average annually 5% to the 401(k) plan. The Company match is contributed into the non-qualified deferred compensation plan and vests immediately after three years of service. The vesting criteria changed in 2022 to better align to market and applied to all participants, including the NEOs. The Company match is included in the summary compensation table above. Aggregate earnings (Iosses) are not includible in the summary compensation table above because they were not above-market or preferential earnings. The aggregate balance includes amounts previously reported in the summary compensation table above in the previous years when earned if the NEO’s compensation was required to be disclosed in a previous year.

Name	NEO Contributions in 2022	Company Contributions in 202221)	Aggregate Earnings (Losses) in 2022	Aggregate Balance at December 31, 2022

Jeffrey S. Sloan	—	$132,058	($72,636)	$379,274

Cameron M. Bready	—	$61,226	($14,767)	$105,289

Joshua J. Whipple*	$27,466	$26,536	($75,842)	$206,310

Paul M. Todd*	—	—	($81,185)	$372,552

Guido F. Sacchi	—	$44,702	($10,893)	$78,681

David L. Green	—	$42,202	($10,033)	$72,703

(1)	The Company contribution was earned as of December 31, 2022 and will be deposited in the NEOs’ deferred compensation plan account in 2023. These contributions will be fully vested when deposited.

*	Mr. Todd retired as Chief Financial Officer of the Company as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple succeeded Mr. Todd effective July 1, 2022.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 81

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other eligible forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility criteria. The retirement plan was closed to new participants beginning June 1, 1998, and none of our NEOs were hired before that date.

Potential Payments upon Termination, Retirement or Change in Control

This section describes the post-employment benefits that each of our NEOs would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

Employment Agreements with Our Named Executive Officers

The employment agreements with each NEO are for an initial term of three years following the completion of the merger with TSYS and are automatically extended for one additional year on the second anniversary of the closing of the merger with TSYS and each anniversary thereafter unless either party provides notice of non-renewal before such anniversary date. The initial term of each employment agreement was until September 18, 2022, and, as set forth above, each employment agreement has been automatically extended to September 18, 2024.

Each of these agreements prohibits the NEO from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the separation date. In addition, if the NEO’s employment is terminated by the Company or the NEO, the NEO has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the NEO’s employment is terminated as a result of the Company’s decision not to extend the employment agreement.

The employment agreements with the NEOs may be terminated by us at any time for “cause” (as defined below) or for no reason or by the NEO with or without “good reason” (as defined below). The employment agreements will also terminate upon the NEO’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the NEO will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Internal Revenue Code. “Cause,” as defined in the employment agreements, generally means (i) the failure by the NEO to perform substantially his responsibilities after delivery of notice and a cure period of ten business days, (ii) engagement in any fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the NEO’s ability to perform or the use of illegal drugs, (iv) violation of laws or Company policies regarding employment discrimination, harassment, conflicts of interest, retaliation, competition with our Company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) commission of or conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. In the case of Mr. Sloan, any determination of “Cause” requires a finding that such circumstances exist by not less than a majority (or, following a transaction constituting a change in control, not less than three-quarters) of the board.

82 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

“Good Reason,” as defined in the employment agreements, generally means (a) a material adverse reduction in position, duties or responsibilities, (b) in the case of Mr. Sloan, a change such that he no longer reports directly and exclusively to the board, (c) a reduction of the NEO’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits (in each case, unless such reduction is made to similarly situated senior executives), (d) a failure of our Company to require a successor-in-interest to agree to perform our obligations under the employment agreement, (e) relocation from the Atlanta, Georgia metropolitan area, or (f) material breach by the Company of the employment agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.    If, prior to a change in control or on or after the second anniversary of a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following payments and benefits:

•	Accrued salary and benefits through the separation date.

•

Continued payments of the NEO’s base salary for 24 months (in the case of Mr. Sloan) or 18 months (in the case of the other NEOs), in each case provided that the NEO does not violate any restrictive covenants.

•	A prorated annual incentive bonus for the year in which the termination occurs, based on actual performance against certified pre-established bonus targets.

•

An additional cash payment equal to 2x (in the case of Mr. Sloan) or 1.5x (in the case of the other NEOs) the NEO’s target annual bonus opportunity, payable nine months after the separation date, provided that the NEO does not violate any restrictive covenants.

•	A lump sum cash payment equal to 18 months of the NEO’s COBRA premiums, payable within 60 days following separation.

•

All of the NEO’s stock options exercisable within 24 months as of the separation date and all of the NEO’s restricted stock will vest as of the separation date, with the options remaining exercisable for no more than 90 days from the separation date.

•

The NEO’s performance units will vest proportionately based on the number of days elapsed in the applicable performance cycle as of the date of separation based on (x) target performance (if termination occurs in the first year of the applicable performance cycle) or (y) actual performance (if termination occurs after the first year of the applicable performance cycle).

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.    If, within 24 months after a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following benefits:

•	Accrued salary and benefits through the separation date.

•

A cash payment equal to 3x (in the case of Mr. Sloan) or 2x (in the case of the other NEOs) the amount of the NEO’s then-current base salary as a lump sum payment or payments, provided that the NEO does not violate any restrictive covenants.

•

A prorated annual incentive bonus for the year in which the termination occurs based on (a) the NEO’s then-current target bonus opportunity, if the separation date occurs before the end of the year in which the change of control occurred, or (b) the actual amount earned based on certified results, if the separation date occurs during a year that began after the change in control occurred.

•

A cash payment equal to 3x (in the case of Mr. Sloan) or 2x (in the case of the other NEOs) of the amount of the NEO’s then-current target bonus opportunity, payable nine months after the separation date, provided that the NEO does not violate any restrictive covenants.

•	A lump sum cash payment equal to 18 months of the NEO’s COBRA premiums, payable within 60 days following separation.

•	All of the NEO’s restricted stock and stock options granted will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 83

•

The NEO’s performance units will vest in full based on target performance (if termination occurs in the first year of the applicable performance cycle) or actual performance (if termination occurs after the first year of the applicable performance cycle).

The NEO also will be eligible for comparable benefits if his employment is terminated without cause or if he resigns for good reason in anticipation of a change-in-control transaction. The employment agreements specify that a termination or resignation is considered to be in anticipation of a change-in-control transaction if the termination occurs following public announcement of a change-in-control transaction which transaction is consummated within nine months.

Death or Disability.    Whether or not a change in control occurs, if the NEO’s employment is terminated by reason of death or disability, the NEO will be entitled to receive accrued salary and benefits through the separation date and any other benefits that may apply. All of the NEO’s performance units, restricted stock awards and stock options will vest (in the case of performance-based awards, based on target performance), and the options will remain exercisable for no more than 90 days from the separation date.

Retirement.    Whether or not a change in control occurs, if the NEO’s employment is terminated by reason of his retirement, the NEO will be entitled to receive accrued salary and benefits through the separation date and any other benefits that may apply. All of the NEO’s performance units, restricted stock awards and stock options will vest (in the case of performance units, based on actual performance at the end of the applicable performance cycle), and the options will remain exercisable for no more than 90 days following retirement.

Termination for Cause or Resignation Without Good Reason.    If we terminate the NEO for cause, or if the NEO resigns without good reason, the NEO will be entitled to receive accrued salary and benefits through the separation date, but no additional severance amount will be payable under the terms of the employment agreement.

Change in Control Without Termination of Employment.    Our compensation arrangements with our NEOs are “double trigger,” meaning that in order for the NEO to receive severance payments and for the vesting of any of an NEO’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control (or, as described above, a termination in anticipation of a change in control). In addition, receipt of severance payments and benefits, whether or not in connection with a change in control, requires the NEO to execute a release of claims in favor of the Company.

As previously disclosed, as of June 30, 2022, Paul Todd retired as the Company’s Chief Financial Officer and subsequently left the Company on August 31, 2022. Mr. Todd forfeited all unvested restricted stock, all unvested options and all PSUs for which the results had not been certified, including the restricted stock that was granted in 2022 in lieu of a portion of his 2021 cash bonus. The Compensation Committee approved a partial bonus for Mr. Todd of $605,313 based on actual performance for the full months of employment through his separation date.

84 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above for each of our NEOs. The potential payments to our NEOs are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on December 31, 2022. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $99.32 closing price on December 31, 2022. The value of healthcare continuation is based on COBRA rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)	Termination Without Cause or Resignation for Good Reason (Change in Control)(1)	Death or Disability	Retirement	Termination for Cause; Resignation Without Good Reason

Jeffrey S. Sloan
Base salary severance	$2,400,000	$3,600,000	$—	$—	$ —
Annual cash incentive bonus	3,052,000	2,400,000	—	—	—
Other cash severance	4,800,000	7,200,000	—	—	—
Restricted stock acceleration	7,507,797	7,507,797	7,507,797	5,706,729	—
Stock option acceleration(2)	—	—	—	—	—
Performance units	16,573,826(3)	16,573,826(3)	16,573,826(4)	16,573,826(5)	—
COBRA	35,661	35,661	—	—	—

Total	$34,369,285	$37,317,285	$24,081,624	$22,280,555	$—

Cameron M. Bready
Base salary severance	$1,087,500	$1,450,000	$—	$—	$—
Annual cash incentive bonus	1,152,449	906,250	—	—	—
Other cash severance	1,359,375	1,812,500	—	—	—
Restricted stock acceleration	2,855,251	3,188,073	3,188,073	2,334,715	—
Stock option acceleration(2)	—	—	—	—	—
Performance units	3,451,463(3)	5,658,459(3)	4,390,639(4)	6,207,699(5)	—
COBRA	35,892	35,892	—	—	—

Total	$9,941,930	$13,051,174	$7,578,712	$8,542,414	$—

Joshua J. Whipple
Base salary severance	$1,050,000	$1,400,000	$—	$—	$—
Annual cash incentive bonus	605,313	770,000	—	—	—
Other cash severance	1,155,000	1,540,000	—	—	—
Restricted stock acceleration	1,876,751	2,682,137	2,682,137	2,682,137	—
Stock option acceleration(2)	—	—	—	—	—
Performance units	878,589(3)	1,442,331(3)	1,162,488(4)	1,572,860(5)	—
COBRA	35,892	35,892	—	—	—

Total	$5,601,545	$7,870,360	$3,844,625	$4,254,997	$—

Guido F. Sacchi
Base salary severance	$937,500	$1,250,000	$—	$—	$—
Annual cash incentive bonus	794,792	625,000	—	—	—
Other cash severance	937,500	1,250,000	—	—	—
Restricted stock acceleration	1,947,864	1,947,864	1,947,864	1,421,567	—
Stock option acceleration(2)	—	—	—	—	—
Performance units	3,536,885(3)	3,536,885(3)	3,536,885(4)	3,536,885(5)	—
COBRA	41,266	41,266	—	—	—

Total	$8,195,806	$8,651,014	$5,484,748	$4,958,452	$—

David L. Green
Base salary severance	$900,000	$1,200,000	$—	$—	$—
Annual cash incentive bonus	763,000	600,000	—	—	—
Other cash severance	900,000	1,200,000	—	—	—
Restricted stock acceleration	1,675,826	1,675,826	1,675,826	1,235,342	—
Stock option acceleration(2)	—	—	—	—	—
Performance units	2,902,726(3)	2,902,726(3)	2,902,726(4)	2,902,726(5)	—
COBRA	35,892	35,892	—	—	—

Total	$7,177,445	$7,614,445	$4,578,553	$4,138,068	$—

(1)	Assumes a change in control occurred on December 31, 2022, immediately followed by the NEO’s termination.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 85

(2)	For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(3)

For Messrs. Bready and Whipple (who are not yet eligible for retirement), the amounts reflect (i) the performance units granted in 2020, based on actual performance including the TSR modifier, (ii) the performance units granted in 2021 pro rata, based on actual performance for the completed performance years and target performance for the performance years not completed (and no modification of such payout based on the TSR modifier for the three year performance period), and (iii) the performance units granted in 2022 pro rata based on target performance (and no modification of such payout based on the TSR modifier for the three year performance period).

(4)

For Messrs. Bready and Whipple (who are not yet eligible for retirement), the amounts reflect the number of shares that would be issued based on actual performance including the TSR modifier for performance units granted in 2020 and at target payout levels for the performance units granted in 2021 and 2022 (and no modification of such payout based on the TSR modifier for the three-year performance period).

(5)

Amount reflects the number of shares that would be issued based on actual performance, including the TSR modifier, for the performance units granted in 2020 and for the performance units granted in 2021 and 2022, based on actual performance for the completed performance years and target performance for the performance years not completed (and no modification of such payout based on the TSR modifier for the three-year performance).

86 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Pay for Performance
Required Tabular Disclosure of PVP

Year (a)	Summary Compensation Table Total for PEO (1) (b)	Compensation Actually Paid for PEO (1)(3) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2) (d)	Average Compensation Actually Paid for Non-PEO Named Executive Officers (2)(3) (e)	Value of Initial Fixed $100 Investment Based on		Net Income (6) (h)	CSM: Adjusted EPS (7) (i)
					Company Total Shareholder Return (4) (f)	Peer Group Total Shareholder Return (5) (g)
2022	$22,270,578	$14,220,443	$6,259,042	$3,066,629	$55.00	$101.00	$143,313,000	$9.32
2021	$23,318,393	($5,868,326)	$6,816,632	($1,131,881)	$75.00	$143.00	$987,864,000	$8.16
2020	$15,517,272	$23,203,126	$4,822,140	$11,886,004	$119.00	$132.00	$605,100,000	$6.40

(1)	The principal executive officer (PEO) for each of 2022, 2021 and 2020 is Mr. Jeffrey Sloan.

(2)
The
non-PEO
named executive officers (NEOs) reflected in columns (d) and (e) represent the following individuals: for 2020 and 2021, Messrs. Cameron Bready, Paul Todd, Dr. Guido Sacchi and David Green; and for 2022, Messrs. Cameron Bready, Paul Todd, Joshua Whipple, Dr. Guido Sacchi and David Green. Mr. Todd retired from the position as Chief Financial Officer as of June 30, 2022, and subsequently left the Company on August 31, 2022. Mr. Whipple became the Company’s Chief Financial Officer effective July 1, 2022.

(3)
The dollar amounts reported in columns (c) and (e) represent the compensation actually paid (CAP) to the Chief Executive Officer and other non-CEO
NEOs, respectively, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the Chief Executive Officer or other NEOs, respectively, during the applicable year.

To calculate CAP for the PEO, the following amounts were deducted from or added to Summary Compensation Table (SCT) total compensation:

Year	SCT Total	SCT Equity Award Value Deducted (a)	Equity Award Value Added (b)(c)(d)	CAP (b)

2022	$22,270,578	- $17,753,231	+ $9,703,096	$14,220,443

2021	$23,318,393	- $20,429,954	+ ($8,756,765)	($5,868,326)

2020	$15,517,272	- $15,065,695	+ $22,751,549	$23,203,126
To calculate CAP for the
non-PEO’s,
the following amounts were deducted from or added to average SCT compensation:

Year	Average SCT	Average SCT Equity Award Value Deducted (a)	Average Equity Award Value Added (b)(c)(d)	Average CAP (b)

2022	$6,259,042	- $4,734,791	+ $1,542,378	$3,066,629

2021	$6,816,632	- $5,462,459	+ ($2,486,055)	($1,131,881)

2020	$4,822,140	- $4,265,763	+ $11,329,628	$11,886,004

(a)	Represents the grant date fair value of equity-based awards granted each year. There are no pension benefits for the PEO or non-PEO NEOs.

(b)	Calculated in accordance with the methodology specified in the SEC’s pay versus performance rules.

(c)
The fair value of the stock options was determined using the Black Scholes model, which is consistent with the fair value methodology used to account for share-based payments in our financial statements. The assumptions used in calculating the fair value of the stock options did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable years, as follows: expected term of 5 years, an expected volatility ranging
30-45%,
a risk-free rate of
0.33-4.00%,
and a dividend yield ranging
0.39-0.56%.

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2023 Proxy Statement

(d)
The fair value of the performance stock units without a market condition was determined based on the probable outcome of the performance condition and the stock price on the applicable valuation dates. The fair value of performance stock units with a market condition was determined using the Monte Carlo model, and is based on (i) actual achievement for performance periods completed; (ii) probable outcome as of the applicable valuation date for performance periods not completed (assumed at 100% target performance), and (iii) no modification of the payout based on the TSR modifier for the applicable
3-year
period. The assumptions used in calculating the fair value of the performance stock units without a market condition and the performance stock units with a market condition did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year. The fair value calculation used herein is consistent with the fair value methodology used to account for share-based payments in our financial statements.

PEO Equity Component of CAP:

Equity Type	Fair Value of Current Year Equity Awards	Change in Fair Value of Prior Years’ Awards Unvested	Change in Fair Value of Prior Years’ Awards Vested	Dividends	Equity Fair Value Included in CAP

2022

Options	$3,111,096	($294,806)	$120,296	—	$2,936,586

RSAs	$3,924,828	($643,364)	$24,036	$102,974	$3,408,474

PSUs	$6,694,641	($3,309,868)	($26,737)	—	$3,358,036

Total	$13,730,565	($4,248,039)	$117,596	$102,974	$9,703,096

2021

Options	$2,587,894	($1,608,125)	($423,394)	—	$556,374

RSAs	$2,499,478	($1,474,570)	($488,050)	$34,732	$571,590

PSUs	$9,273,789	($16,193,576)	($2,964,942)	—	($9,884,730)

Total	$14,361,161	($19,276,272)	($3,876,386)	$34,732	($8,756,765)

2020

Options	$4,440,764	$1,312,952	$19,672	—	$5,773,388

RSAs	$3,627,673	$972,557	$70,079	$38,141	$4,708,450

PSUs	$5,797,847	$6,365,379	$106,483	—	$12,269,710

Total	$13,866,285	$8,650,889	$196,234	$38,141	$22,751,549

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2023 Proxy Statement

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Average
Non-PEO
NEOs Equity Component of CAP:

Equity Type	Fair Value of Current Year Equity Awards	Change in Fair Value of Prior Years’ Awards Unvested	Change in Fair Value of Prior Years’ Awards Vested	Change in Fair Value of Prior Years’ Awards Forfeited	Dividends	Equity Fair Value Included in CAP

2022

Options	$494,347	($43,768)	$19,599	$144,835	—	$325,343

RSAs	$1,188,106	($125,159)	$4,229	$157,079	$37,140	$947,237

PSUs	$1,184,821	($213,847)	($90,740)	$610,437	—	$269,798

Total	$2,867,274	($382,774)	($66,912)	$912,351	$37,140	$1,542,378

2021

Options	$647,668	($348,027)	($85,022)	—	—	$214,619

RSAs	$625,579	($417,890)	($74,226)	—	$8,938	$142,402

PSUs	$2,561,861	($4,111,962)	($1,292,975)	—	—	($2,843,076)

Total	$3,835,109	($4,877,879)	($1,452,223)	—	$8,938	($2,486,055)

2020

Options	$1,143,101	$188,954	$2,829	—	—	$1,334,883

RSAs	$1,350,468	$124,507	$11,965	—	$8,030	$1,494,969

PSUs	$1,492,454	$6,992,032	$15,290	—	—	$8,499,775

Total	$3,986,022	$7,305,492	$30,084	—	$8,030	$11,329,628

(4)	Reflects our cumulative shareholder returns for the years ended December 31, 2022, 2021, and 2020, assuming the investment of $100 in our common stock and reinvestment of all dividends.

(5)
The Company’s peer group is hereby incorporated by reference to the Company’s peer group identified in this proxy statement on page 74. This column reflects the peer group’s cumulative shareholder returns for the years ended December 31, 2022, 2021, and 2020, assuming the investment of $100 in the peer group and the reinvestment of all dividends, and weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.

(6)
As reported in our Consolidated Statements of Income in our Annual Report on Form
10-K
for the year ended December 31, 2022. Net income for the year ended December 31, 2022, included the unfavorable effects of a $833.1 million non-cash
goodwill impairment charge related to our former Business and Consumer Solutions segment, driven by the strategic review and pending divestiture of our consumer business, and a $199.1 million loss on business dispositions.

(7)
Our company selected measure is adjusted EPS, which is a
non-GAAP
measure, that excludes (i) acquisition-related amortization expense, (ii) share-based compensation expense, (iii) acquisition, integration and separation expenses, (iv) goodwill impairment charges and gain or losses on business divestitures, (v) facilities exit charges, (vi) equity method investment earnings from the Company’s interest in a private equity investment fund, (vii) discrete tax items and (viii) certain other items specific to each reporting period.

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2023 Proxy Statement

Required Tabular Disclosure of Most Important Measures to Determine 2022 CAP
The three items listed below represent the most important metrics we used to determine CAP for 2022 as further described in our Compensation Discussion and Analysis within the sections titled “Elements of Executive Compensation Program - Short-Term Incentive Plan and - Long-Term Incentive Plan.”

Most Important Performance Measures

Adjusted EPS

Adjusted Net Revenue

Adjusted Operating Margin
(1)
         We use these financial performance metrics to set goals for, and to determine compensation paid, to our NEOs. See
Appendix A
to this proxy statement for a description of these non-GAAP financial measures.
Required Relationship Descriptions
The below charts reflect the Chief Executive Officer’s CAP as more variable due to a larger percentage of his total direct compensation delivered through long-term incentives.

1.	CAP versus TSR and Peer Group TSR
Although our Company’s share price performance was negatively impacted in the last two years by an overall dislocation in the stock market for the financial technology sector, we have demonstrated sustained market outperformance over the past 10 years and long-term investors have experienced significant shareholder value growth. A $
100
investment in our Company on October 1, 2013 (when our current Chief Executive Officer was appointed), would be worth $
455
on 01/31/2023.

* The line graph assumes the investment of $100 in our common stock and the peer group on December 31, 2019 and assumes reinvestment of all dividends.

GLOBAL PAYMENTS INC.
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2023 Proxy Statement

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2.	CAP versus Net Income
Net income for the year ended December 31, 2022 included the unfavorable effects of a $833.1 million non-cash
goodwill impairment charge related to our former Business and Consumer Solutions segment, driven by the strategic review and pending divestiture of our consumer business, and a $199.1 million loss on business dispositions. As further described in our Compensation Discussion and Analysis, the Company does not use net income as a performance metric in its compensation program to determine compensation levels or incentive plan payouts.

3.	CAP versus Company-Selected Measure (CSM)
The chart below compares the Chief Executive Officer’s and other NEO’s CAP to our adjusted EPS. The Compensation Committee believes that the use of adjusted EPS provides a strong incentive for sustained results over the long-term.

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 GLOBAL PAYMENTS INC.
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2023 Proxy Statement

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of Jeffrey S. Sloan, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2022, our last completed year:

•	The annual total compensation of the median employee was $57,883; and

•

The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented earlier in this proxy, was $22,270,578 (which amount is exclusive of $21,696 in employer-provided health and welfare benefits and reflects).

Based on this information, for 2022, the ratio of the annual total compensation of the median employee to the annual total compensation of Mr. Sloan, our Chief Executive Officer, was 1 to 385.

To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2022 as the date upon which we would identify the “median employee.”

•	We determined that, as of December 31, 2022, we had approximately 25,314 employees working at the Company and its consolidated subsidiaries.

•

As is permitted under SEC rules, we eliminated 1,264 global employees (approximately 4.99% of our total population) from the data set. A list of the excluded employees and their country of residency is provided in the table below.

Country	# of Employees	Country	# of Employees	Country	# of Employees

Austria	29	Malaysia	96	Singapore	23

Brazil	181	Malta	17	Slovakia	38

Germany	50	Mexico	161	Spain	189

Hong Kong	141	Netherlands	168	Sri Lanka	31

Hungary	44	New Zealand	11	Taiwan	59

Macao	6	Romania	20

•

To determine our “median employee” from our adjusted employee population, we used a consistently applied compensation definition and chose “base pay (actual).” We used a stratified statistical sampling methodology to provide a reasonable estimate of the median base pay for the employee population considered. We conducted an analysis using a sample of 25,314 employees. Then we identified employees who we expected were paid within approximately a +/- 10% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similar probabilities of being the median employee. We then analyzed taxable wages for this group (annualizing pay for permanent employees who commenced work during 2022) to select a single median employee. We did not change our methodology or material assumptions, adjustments, or estimates from those used in our pay ratio disclosure for 2022.

•

Using this methodology, we determined that the “median employee” was a full-time, hourly employee located in the United States, with base pay (actual) for the 12-month period ending December 31, 2022 in the amount of $57,883.

92 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Proposal Three: Advisory Vote on Frequency of the Vote on Executive Compensation

As described in Proposal No. 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the compensation of our NEOs. Such advisory vote described in Proposal No. 2 above is referred to as a “say-on-pay vote.”

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our NEOs. This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years. Shareholders may also abstain from voting. Abstentions and broker non-votes are not considered votes cast for any frequency. This is an advisory vote and, is therefore, non-binding.

After careful consideration, the board has determined that an advisory vote on the executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our board recommends that you vote for an annual advisory vote on the executive compensation of our NEOs.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote. Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board of directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR (“1 YEAR”),

AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 93

Proposal Four: Ratification of Reappointment of Independent Registered Public Accounting Firm

We are asking you to ratify the reappointment of Deloitte for the year ending December 31, 2023. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by the SEC or NYSE rules, Georgia law, the Company’s articles of incorporation or the Company’s bylaws. However, the board of directors is submitting the selection of Deloitte to shareholders for ratification as a matter of good corporate practice. If a majority of shareholders fail to ratify the selection, the Audit Committee will consider the selection of other independent registered public accountants for the year ending December 31, 2023.

Our Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Company’s board of directors of Deloitte as the independent registered public accounting firm for the Company, to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2023, is ratified and approved.

The Audit Committee selects our independent registered public accountants. Our Audit Committee has determined that it is in the best interest of our Company and its shareholders to continue to retain Deloitte, who served during 2022, to serve as our independent registered public accounting firm for the year ending December 31, 2023, and the board has ratified the selection. A representative of Deloitte is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

In accordance with applicable SEC rules, the Audit Committee issued the following report on February 15, 2023. The Audit Committee consisted of the following members as of such date: William B. Plummer (Chair), Robert H.B. Baldwin, Jr., Connie D. McDaniel and John T. Turner, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee charter, which is available on the Investor Relations section of our website at www.globalpayments.com. The Audit Committee reviews the charter annually and, when appropriate, recommends any changes to the board for approval.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

The Audit Committee is directly responsible for the compensation, retention and oversight of the Company’s independent registered public accounting firm and meets with the Company’s internal auditors and independent registered public accounting firm, with and without management present (in person, by telephone or virtually), to discuss the scope, plan, status and results of their respective audits. In addition, the Audit Committee meets with management and the independent registered public accounting firm to review the Company’s financial results and earnings press releases related thereto prior to their issuance.

In 2022, the Audit Committee held five meetings. Meeting agendas are established by the Audit Committee Chair, based on input from the Chief Financial Officer and the Chief Accounting Officer. During 2022, among other things, the Audit Committee:

•	met with the senior members of the Company’s senior leadership and financial management teams at each regularly scheduled meeting;

94 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

•

held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the independent registered public accounting firm, and the head of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control matters took place;

•	received periodic updates on management’s processes to assess the adequacy of the Company’s internal control over financial reporting and the framework used to make the assessment;

•	received periodic updates from management on the Company’s financial risk management practices;

•

received quarterly reports from the Chief Risk Officer on key risk assessments and tolerance levels with respect to the Company’s major financial risk and enterprise exposure, including but not limited to cyber security and privacy, business resiliency, vendor management, physical security and the Company’s environmental sustainability program;

•	received updates from the Company’s incident management team on responses to the COVID-19 pandemic;

•	reviewed and discussed with management and Deloitte the Company’s earnings releases and quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC;

•	reviewed and approved the Company’s internal audit plan; and

•	participated, with representatives of management and Deloitte, in educational sessions about various relevant topics of interest to the Audit Committee.

Deloitte has served as the Company’s independent registered public accounting firm since 2002. Before retaining Deloitte for the year ending December 31, 2023, the Audit Committee evaluated Deloitte’s performance with respect to its services to the Company provided during 2022. In conducting this evaluation, the Audit Committee reviewed and discussed with management matters related to Deloitte’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed Deloitte’s communications with the Audit Committee during 2022 and considered Deloitte’s tenure. In addition, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Audit Committee ensures that the mandated rotation of Deloitte’s personnel occurs routinely.

In keeping with its responsibilities and the performance of its oversight function, the members of the Audit Committee as of February 15, 2023 have reviewed and discussed with management and Deloitte our audited financial statements as of December 31, 2022 and for the twelve months then ended. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the members of the Audit Committee as of February 15, 2023 recommended to the board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for 2022 filed with the SEC.

AUDIT COMMITTEE

William B. Plummer (Chair)

Robert H.B. Baldwin, Jr.

Connie D. McDaniel

John T. Turner

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 95

Auditor Fees

The following table presents the aggregate fees for professional services rendered by Deloitte during 2022 and 2021:

	2022	2021

Audit fees	$7,607,396	$7,188,973

Audit-related fees	363,413	440,217

Tax fees	3,490,560	1,108,405

Other fees	—	—

Total	$11,461,368	$8,737,595

Audit fees.    Audit fees represent fees for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit fees” disclosed above. Each period includes fees for reports on service organization controls and other fees associated with various initiatives by the Company.

Tax fees.    Tax fees represent fees for tax compliance, tax consulting and advisory services. In each of 2022 and 2021, all of the tax fees were incurred in connection with tax consulting and advisory services.

Audit Committee Pre-approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services, and is responsible for the audit fee negotiations associated with the engagement. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $250,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

96 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Proposal Five: Advisory Shareholder Proposal on Shareholder Ratification of Termination Pay

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this proxy statement and has indicated that he intends to bring such proposal before the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 50 shares of our common stock and has advised the Company that he intends to continue to hold the requisite amount of shares through the date of the Annual Meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from our board. The board disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the shareholder.

The shareholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

THE BOARD RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL NO. 5

BASED ON THE REASONS SET FORTH IN THE BOARD’S STATEMENT IN

OPPOSITION FOLLOWING THE SHAREHOLDER PROPOSAL.

Proposal 5 — Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can be okay but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay — over 10 times his base salary plus short-term bonus. The same person could receive a whopping $124 million in accelerated equity payouts in the event of a change in control, even if he remained employed.

It is in the best interest of Global Payments shareholders and the morale of Global Payments employees to be protected from such lavish management termination packages for one person.

It is important to have this policy in place so that Global Payments management stays focused on improving company performance as opposed to seeking a merger mostly to trigger a management golden parachute windfall.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 97

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

This proposal is more important at Global Payments because shareholders emphatically rejected management pay in 2022 with 132 million shares voting against. And John Bruno, Chair of the management pay committee, received the most against votes of any Global Payments director.

Please vote yes:

Shareholder Ratification of Termination Pay - Proposal 5

Statement of the Board in Opposition to Proposal 5

Your Board recommends a vote AGAINST this proposal.

After careful consideration, including a review of current market trends, our board has determined to recommend a vote AGAINST this proposal for the reasons outlined in further detail below.

Calling a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the specified cap would be expensive and impractical, and would place us at a competitive disadvantage by limiting our ability to attract and retain key leaders.

The board believes the proposal would adversely affect Global Payments’ ability to attract senior-level executive talent for which we compete globally with other companies. Having to call a special meeting of shareholders to obtain prior approval of a severance arrangement when attempting to hire an executive would be expensive, time consuming and potentially fatal to the process. Candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to sit on the sidelines pending such approval and may instead refuse to leave their current role or seek employment elsewhere, including at one of our competitors that does not face similar restrictions. Even if the severance arrangement could instead be “ratified” by shareholders, as the proposal suggests, the possibility that shareholders may reject the severance arrangement – potentially many months after the agreement is entered into – would likely result in the promised severance benefits being viewed by a potential candidate as too uncertain to merit serious consideration. As a result, implementing the proposal may interfere with Global Payments’ ability to hire and retain key personnel, including for roles that can have a significant impact on Global Payments’ performance and results. The delay, uncertainty and expense of seeking shareholder approval in such circumstances demonstrate the impracticality of this proposal.

Global Payments’ executive compensation program aligns executive and shareholder interests and provides reasonable, appropriate, market competitive and defined limits on post-termination compensation.

For purposes of NEO compensation, over 70% of annual target compensation is in the form of long-term equity compensation awards, a significant portion of which is tied to the achievement of performance goals such as total stockholder return and adjusted EPS compounded over a multiple year period. For our senior executives, other than the Chief Executive Officer, cash severance in the event of a qualifying termination is capped at one and a half times base salary and target bonus, or two times such amount in the event the qualifying termination occurs within two years of a change-in-control. In the case of the Chief Executive Officer, these multipliers are two and three times, respectively.

Upon review of competitive market practices observed among the Company’s peer group as well as Meridian’s 2021 Study of Executive Severance Arrangements, our Compensation Committee and board have determined that the Company’s severance practices align with the Company’s peer group and broader industry data and

98 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

executive and shareholder interests. Moreover, over the course of our extensive engagement with shareholders in 2022 and over many years, no single shareholder has provided feedback on, or sought changes to, our existing executive severance arrangements. Accordingly, our board believes that our current executive compensation policies and practices provide reasonable, market competitive and appropriate limits on post-termination compensation.

The proposal could create a misalignment between the NEOs and our shareholders during a change-of-control transaction and present increased risk to our shareholders.

Our executive compensation program is intended to secure the executives’ continued services in the event of a change of control, which further aligns their interests with those of our shareholders when evaluating any such potential transaction. Our compensation arrangements with our NEOs are “double trigger,” meaning that in order for the NEOs to receive severance payments and for the vesting of any of our NEO’s awards to accelerate upon a change-of-control, there must be a change-of-control transaction as well as a termination of employment without cause or resignation for good reason within two years after the change-of-control (or a termination in anticipation of a change-of-control). None of our executives has any post-change of control walk away rights (other than in connection with a good reason event).

Without the necessary protections in place allowing us to retain NEOs during a potential change-of-control, our ability to deliver maximum shareholder value in the transaction could be impaired. The risk of job loss, coupled with an arbitrary limit on compensation and the value that may be realized from equity awards, may present an unnecessary distraction for our NEOs and could lead them to begin seeking new employment while the transaction is being negotiated or is pending. The proposal would significantly limit our board’s ability to provide reasonable assurance to our NEOs that they would realize the full expected value of their compensation and equity awards even if a change-of-control transaction were completed, so that they could focus on maximizing the value our shareholders would receive upon the change-of-control. If the potential change-of-control transaction is in the best interests of our shareholders, our NEOs should be motivated to focus their full energy on pursuing this alternative even if it is likely to result in the termination of their employment. Our current executive compensation program reinforces this message.

By effectively eliminating these important retention tools by requiring shareholder approval of termination payments above an arbitrary prescribed amount, the proposal could result in the misalignment between the interests of our NEOs and those of our shareholders in a change-of-control transaction and create increased risk to our shareholders.

The proposal discourages the use of long-term incentive (LTI) awards, which are tied to maximizing long-term shareholder value.

Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to Global Payments’ future success for the long-term benefit of shareholders and reward them for doing so. Accordingly, our board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. Equity incentives in the form of stock options, which only have value if our stock price appreciates after the grant date, and restricted stock and performance stock units (PSUs) comprise a significant portion of an NEO’s compensation. See “Compensation Discussion and Analysis - Elements of Executive Compensation Program” on page 61. In fact, cash in the form of salary and non-equity incentive payments comprise a very small portion of our executives’ overall compensation and just 20% of our Chief Executive Officer’s compensation. This compensation mix aligns individual compensation with the short-term and long-term performance of our Company and encourages our executives to remain with the Company and work to achieve Company goals. As a core element of our NEO’s compensation, these awards are granted and accepted with the expectation that the executives will be given a fair opportunity to realize the full value of these awards.

Because the proposal limits the aggregate severance an executive would be entitled to a multiple of cash payments (which, as noted, are a very small percentage of our executive compensation program), it would encourage the Compensation Committee to increase the cash portion of executive compensation and limit the use of equity awards, thereby creating a misalignment between the Company’s performance and our executives’ compensation. As a result, this proposal would have the effect of discouraging the use of LTI awards and directly

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 99

conflicts with the objective of our executive compensation program to align shareholders’ and NEOs’ interests. Our board believes this would not be in the best interests of the Company or its shareholders.

It is unclear which employees’ severance arrangements would be subject to the 2.99 limit, if adopted.

If the proposal is approved by our shareholders, it is unclear how it should be implemented because it refers to “senior managers” without providing any definition of this term. Global Payments is a global company with approximately 25,000 employees and potentially thousands of managers that could be deemed “senior managers.” The proposal could be interpreted to apply to only a few senior executive employees, on the one hand, or a very large number of employees, on the other hand. The lack of definition regarding specifically which senior managers’ severance compensatory arrangements are implicated leaves the Company without a clear understanding of the circumstances under which a severance arrangement would be subject to the 2.99 limit and require shareholder approval before adoption, making its implementation impractical and detrimental to the managerial and operating cadence of the Company.

The proposal would unduly restrict our Compensation Committee’s and board’s ability to structure executive compensation.

We believe that our Compensation Committee, which is composed entirely of independent directors who are regularly advised by an independent compensation consultant, and board are in the best position to design and implement executive compensation practices and principles that best serve the Company’s goals and our shareholders’ long-term interests. To do that, the Compensation Committee and board must have the flexibility and discretion to structure an effective and competitive executive compensation program, taking into account market practices, market competitiveness, and the Company’s strategic, operational, and financial goals. The proposal would unduly limit the Compensation Committee’s and board’s ability to exercise their judgment.

In sum, our board believes that our current executive compensation policies and practices are appropriate and effective, aligning the interests of our executives with those of our shareholders, and provide reasonable and appropriate limits on post-termination compensation. Our executive compensation program provides us with the ability to effectively retain, attract, and motivate talented executives. Adoption of this proposal could undermine the objectives of our executive compensation program and would increase the risk for our shareholders in the event of a change-of-control transaction. Accordingly, we do not believe that implementation of this proposal is appropriate for the Company or in the best interests of our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

100 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Additional Information

Relationships and Related Party Transactions

Related Party Transaction Policy

The board of directors has adopted a written policy that requires the Audit Committee to conduct a reasonable prior review of, and either approve or prohibit (as applicable) certain transactions with related parties of the Company. Transactions that are covered under the policy include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year; (2) the Company is a participant; and (3) any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of Company stock, or their immediate family members) has or will have a direct or indirect material interest.

In determining whether to approve a related party transaction, the Audit Committee evaluates the relevant facts and circumstances, including the fairness of the terms of the transaction, the benefit of the transaction to the Company, the impact on a director or officer’s independence, the availability of the goods or services from other sources and other facts considered material by the Audit Committee.

The policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began prior to the date of the adoption of the policy by the board.

Related Party Transactions

Charles D. Todd, the brother of Paul M. Todd, the Company’s former Senior Executive Vice President and Chief Financial Officer who retired in June 2022, is employed by the Company as a vice president and assistant treasurer following the completion of the merger with TSYS. Charles D. Todd received $275,945 in compensation from the Company during 2022.

A copy of our Annual Report on Form 10-K for 2022, including the financial statements and financial statement schedules (but without exhibits), will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000 Atlanta, Georgia 30326, Attention: Investor Relations. Additionally, our Annual Report on Form 10-K is available on the SEC’s web site at www.sec.gov.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were at any time during 2022, or at any other time, an officer or employee of the Company. During 2022, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s board or Compensation Committee.

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770) 829-8478.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – 101

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting. The list will be available for examination during the annual meeting.

Delinquent Section 16(a) Reports

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during 2022, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act), with the following exceptions: one restricted stock award vesting and one grant of stock options for each of Messrs. Sloan, Bready, Whipple, Sacchi and Green were inadvertently omitted from each such reporting person’s Form 4 accordingly, such transactions were not reported on a timely-filed Form 4. Such transactions have been subsequently reported on Form 5 for each reporting person.

102 – GLOBAL PAYMENTS INC. | 2023 Proxy Statement

Appendix A

Performance Metrics for Determining Awards under Short-Term and Long-Term Plans

In this proxy statement, we disclose performance goals related to awards under our short-term incentive plan based on adjusted EPS, adjusted net revenue and adjusted operating margin, and adjusted EPS under our long-term incentive plan. These performance metrics, as used herein, are calculated for the sole purpose of determining compensation. Set forth below is a methodology for determining, and the rationale for using, these terms.

Metric	Definition	Rationale for Use
Adjusted EPS

Adjusted EPS is calculated by dividing adjusted net income attributable to the Company, excluding the impact of foreign currency exchange rates, by the diluted weighted-average number of shares outstanding.

Adjusted net income attributable to the Company for 2022 reflects adjustments to remove (i) acquisition-related amortization expense; (ii) share-based compensation expense; (iii) acquisition, integration and separation expense; (iv) goodwill impairment charges and gain or losses on business divestitures; (v) facilities exit charges; (vi) equity method investment earnings from the Company’s interest in a private equity investment fund; (vii) discrete tax items; (viii) other income and expenses; and (ix) the effect of noncontrolling interests and income taxes, as applicable.

Adjusted EPS is a primary metric management uses to more closely reflect the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations.

Adjusted Net Revenue

Adjusted net revenue for 2022 excludes (i) gross-up related payments (included in operating expenses) associated with certain lines of business to reflect the economic benefits to the Company; (ii) the effect of acquisition accounting fair value adjustments for software-related contract liabilities associated with acquired businesses; (iii) adjustments to exclude revenues that were associated with certain excluded expenses of our consumer business, which is classified as assets held for sale on our balance sheet; and (iv) excludes the impact of foreign currency exchange rates.

Adjusted net revenue is used to set goals for and to determine incentive compensation.
Adjusted Operating Margin

Adjusted operating margin is calculated by dividing adjusted operating income by adjusted net revenue; both measures exclude the impact of foreign currency exchange rates.

Adjusted operating income for 2022 excludes (i) acquisition-related amortization expense, (ii) share-based compensation expense, (iii) acquisition, integration and separation expense; (iv) goodwill impairment charges gain or losses on business divestitures; (v) facilities exit charges; (vi) and other items specific to the reporting period.

Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

Adjusted EPS, adjusted net revenue, and adjusted operating margin should be considered in addition to, and not as a substitute for, GAAP diluted earnings per share, revenue and operating income, respectively. Because these performance metrics, as used herein, are calculated for the sole purpose of determining compensation, they may differ from the non-GAAP financial measures reported elsewhere in Company filings.

GLOBAL PAYMENTS INC. | 2023 Proxy Statement  – A-1

GLOBAL PAYMENTS INC.

3550 LENOX ROAD, SUITE 3000

ATLANTA, GA 30326

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D97030-P86992-Z84388	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBAL PAYMENTS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, AND FOR "1 YEAR" ON PROPOSAL 3.

1. Election of Eleven Nominees as Directors:	For	Against	Abstain

1a. F. Thaddeus Arroyo	☐	☐	☐

1b. Robert H.B. Baldwin, Jr.	☐	☐	☐

1c. John G. Bruno	☐	☐	☐

1d. Joia M. Johnson	☐	☐	☐

1e. Ruth Ann Marshall	☐	☐	☐

1f. Connie D. McDaniel	☐	☐	☐

1g. Joseph H. Osnoss	☐	☐	☐

1h. William B. Plummer	☐	☐	☐

1i. Jeffrey S. Sloan	☐	☐	☐

1j. John T. Turner	☐	☐	☐

1k. M. Troy Woods	☐	☐	☐

		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of our named executive officers for 2022.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Approval, on an advisory basis, of the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.		For	Against	Abstain

5.	Advisory vote on shareholder ratification of termination pay.	☐	☐	☐

The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders:

The Notice and Proxy Statement and the 2022 Annual Report to Shareholders are available at:

www.proxyvote.com

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D97031-P86992-Z84388

GLOBAL PAYMENTS INC. ANNUAL MEETING OF SHAREHOLDERS OF GLOBAL PAYMENTS INC. TO BE HELD APRIL 27, 2023 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC.

By signing on the reverse side, I hereby appoint Jeffrey S. Sloan and David L. Green as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of Global Payments Inc. of the undersigned or with respect to which the undersigned is entitled to vote on March 3, 2023 at the ANNUAL MEETING OF SHAREHOLDERS OF GLOBAL PAYMENTS INC. to be held at TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, GA 31901 on April 27, 2023 at 9:00 AM, EDT and at any adjournments or postponements thereof.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of Global Payments Inc., other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4, FOR "1 YEAR" ON PROPOSAL 3 AND "AGAINST" PROPOSAL 5, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

IF YOU DO NOT VOTE BY PHONE, OVER THE INTERNET OR AT THE MEETING, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)